UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DPL, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

April 28, 2005

AND

PROXY STATEMENT

DPL Inc.

Dayton, Ohio

DPL INC.

1065 WOODMAN DRIVE

DAYTON, OHIO 45432

MARCH 24, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2005

Dear Fellow Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of DPL Inc. (“DPL” or the “Company”), which will be held on April 28, 2005, commencing at 10:00 a.m. local time, at The Dayton Convention Center, 3rd Floor, Room 312-Theater, 22 East Fifth Street, Dayton, Ohio 45402.

At the Annual Meeting, you will be asked to consider and vote upon the election of three directors, to ratify the appointment of KPMG LLP as our independent auditors, and to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.  Each of these proposals is more fully described in the Proxy Statement that follows.

Holders of common shares of record at the close of business on March 2, 2005, the date fixed by the Company’s Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournments or postponements thereof.

We hope that you will find it convenient to attend in person.  Whether or not you expect to attend, please promptly vote via the Internet, by phone or by dating, signing and mailing the enclosed proxy in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum.  Instructions for voting via the Internet and by phone are detailed on the proxy card.  If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

A copy of the Company’s Annual Report to Shareholders, which includes a copy of the Company’s Form 10-K for the fiscal year ended December 31, 2004, was mailed on or about March 24, 2005 with this Notice of Annual Meeting of Shareholders and Proxy Statement.  Additional copies may be obtained by writing to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of DPL, I would like to express the Company’s appreciation for your continued support.

Sincerely,

/s/ Miggie E. Cramblit
MIGGIE E. CRAMBLIT
Vice President, General Counsel and Corporate Secretary

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY PHONE OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON.  YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

DPL Inc.

1065 Woodman Drive, Dayton, Ohio 45432

PROXY STATEMENT

General Information

This Proxy Statement is furnished to you and other shareholders of DPL Inc. (“DPL” or the “Company”) in connection with the solicitation of proxies by DPL’s Board of Directors (the “Board”) to be used at the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Dayton Convention Center, 3rd Floor, Room 312-Theater, 22 East Fifth Street, Dayton, Ohio 45402 on April 28, 2005 at 10:00 a.m. (local time) and any adjournments or postponements thereof.  All shareholders are entitled and encouraged to attend the Annual Meeting in person.  This Proxy Statement together with the accompanying proxy card was first mailed to shareholders on or about March 24, 2005.

All common shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy.  If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein and “FOR” the ratification of KPMG LLP.  In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy.  A shareholder, signing and returning the accompanying proxy, has the power to revoke it at any time prior to its exercise by giving written notice of revocation to the Corporate Secretary of the Company by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

All expenses in connection with this solicitation of proxies will be paid by DPL.  Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by DPL may personally solicit proxies.  In addition, DPL has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, to assist in the solicitation of proxies.  DPL will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners and will pay Georgeson Shareholder Communications Inc. a fee of approximately $12,000, plus out-of-pocket expenses.

Voting Securities

The Board has fixed the close of business on March 2, 2005 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual Meeting.  Each such shareholder is entitled to one vote per share.  As of March 2, 2005, there were 126,501,404 common shares outstanding.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee.  In voting by proxy with regard to the ratification of the Company’s independent auditors, shareholders may vote in favor of or against the proposal or may abstain from voting.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees and the other directors continuing in office is based on information furnished by them.

A majority of the outstanding common shares, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.  The three candidates receiving the greatest number of votes will be elected as directors.  The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of KPMG LLP as the Company’s independent auditor.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum.  Brokers who do not receive a shareholder’s instructions are entitled to vote on both proposals.  Broker non-votes and shareholder abstentions will have no effect on the outcome of the proposals.

Under Ohio law, if a shareholder gives written notice to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by or on behalf of the shareholder giving such notice, then shareholders will be entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares, or to distribute their votes on the same principle among two or more candidates.  In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the Proxy Committee will vote such proxies cumulatively for the election of as many such nominees as possible and in such order as the Proxy Committee may determine.

Householding Information

The Company has adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notify the Company that they wish to continue receiving individual copies.  This procedure will reduce the Company’s printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Company’s Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company’s transfer agent, EquiServe (in writing: P.O. Box 43010, Providence, RI 02940-3010; by telephone: (800) 736-3001).

If you participate in householding and wish to receive a separate copy of this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of the Company’s Annual Report and/or Proxy Statement in the future, please contact EquiServe as indicated above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of common shares of DPL by each person or group known by the Company to own more than 5% of the common shares.  Ownership percentages are based on 126,501,404 common shares outstanding as of March 2, 2005.

	Common Shares Beneficially Owned
Name and Address	Number	Percent of Class
Seneca Capital Management (1) 909 Montgomery St., Suite 500 San Francisco, CA 94133	7,360,000 (2)	5.5%

(1)          Seneca Capital, L.P. is an independently operated investment management firm located in San Francisco.  The firm is owned by its investment professionals and a strategic financial partner.  Seneca provides investment management services for foundations, endowments, corporations, public funds, multi-employer plans, private clients and high net worth individuals.

(2)          Represents 7,360,000 shares of common stock issuable upon exercise of warrants.

The determination that there were no other persons, entities or groups known to the Company to beneficially own more than 5% of the Company’s equity securities was based on a review of all statements filed with respect to the Company since the beginning of the past fiscal year with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of common shares of DPL by each director, each person named in the Summary Compensation Table under “Executive Compensation” below and of all directors and executive officers of the Company as a group as of March 2,  2005.

Name	Amount and Nature of Beneficial Ownership	Percent of Class (1) (2) (3)
Robert D. Biggs	2,471	<1%
Paul R. Bishop	27,981	<1%
James F. Dicke, II	294,026	<1%
Peter H. Forster (4)(7)	2,924,329	2.3%
Ernie Green	178,511	<1%
Jane G. Haley	215,308	<1%
Glenn E. Harder	444	<1%
W August Hillenbrand	184,382	<1%
Stephen F. Koziar, Jr. (5) (7)	603,345	<1%
Lester L. Lyles	0	0%
James V. Mahoney	40,116	<1%
Arthur G. Meyer	4,041	<1%
Ned J. Sifferlen, PhD	5,529	<1%
Patricia K. Swanke	4,875	<1%
W. Steven Wolff	1,522	<1%
All current directors and executive officers as a group (18 persons)(6)	962,429	<1%

(1)                                  Ownership percentages are based on 126,501,404 common shares outstanding as of March 2, 2005.

(2)                                 Except for shares shown for Mr. Forster, the number of shares shown represents in each instance less than 1% of the outstanding common shares of DPL.  There were 962,429 common shares and common share units, or <1% of the total number of common shares, beneficially owned by all directors and officers of DPL and DP&L as a group at March 2, 2005.  The number of shares shown includes (i) 150,746 common shares transferred to the Master Trust for non-employee directors pursuant to the Directors’ Deferred Stock Compensation Plan, (ii) 200,000 common shares subject to presently exercisable options for current non-employee directors and (iii) 354,075 share units with no voting rights held by non-employee directors under the Directors’ Deferred Compensation Plan as follows: Mr. Biggs – 2,471 units; Mr. Bishop – 27,981 units; Mr. Dicke – 82,862 units; Mr. Green – 77,940 units; Mrs. Haley – 85,682 units; Mr. Harder – 444 units; Mr. Hillenbrand – 74,466 units, and Dr. Sifferlen – 2,229 units.

(3)                                  The number of shares shown includes common shares, restricted share units with no voting rights, and stock options that are exercisable.

(4)                                  Mr. Forster resigned on May 16, 2004.

(5)                                  Mr. Koziar retired on May 16, 2004.

(6)                                  These 18 persons include all current directors and executive officers listed under “Information About the Nominees, the Continuing Directors and Executive Officers” below.

(7)                                  Messrs. Forster and Koziar may have beneficial ownership of additional shares held in street name, which the Company did not confirm due to pending litigation with these individuals.

CORPORATE GOVERNANCE

Board of Directors

The Company’s Code of Regulations provides that the authorized size of the Company’s Board is set at 10 directors.  The number of authorized directors may be decreased to 9 directors or increased to 12 directors by either the affirmative vote of two-thirds of the shareholders at a meeting of shareholders called for that purpose and for the purpose of electing directors or by the affirmative vote of a majority of the number of authorized directors.  The Board is divided into three classes.  The term of each directorship is three years and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually.  The Company’s Board also serves as the board of directors for DP&L.

During 2004, the Board held 49 meetings for the Company and held 2 meetings for DP&L.  Except for Michael W. Grebe, Scott M. Stuart and Ret. General Lester L. Lyles, each director attended 75% or more of the board and board committee meetings on which such director served.  In addition to attendance at Board and committee meetings, the Board encourages all directors to attend the Company’s annual meetings of shareholders.  All members of the Board attended the Company’s 2004 Annual Meeting of Shareholders.

Independence

The Board has adopted Section 303A.02 of the listing standards of the New York Stock Exchange (the “NYSE”) for determining the independence of its members.  In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors and must disclose any basis for determining that a relationship is not material.

The Board has affirmatively determined that, currently, eight of the Company’s ten directors, including all members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are independent pursuant to the standards described above.

Executive Sessions

In accordance with NYSE listing standards, the Company’s non-management directors meet regularly without management present.  The presiding director of each executive session is rotated on a successive basis among the Board Committee Chairs.

Corporate Governance Guidelines

The Board adopted a set of Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company.  The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines from time to time and for recommending any changes to the Board for approval.  The Corporate Governance Guidelines are available on the Company’s website at www.dplinc.com and is available in print to any shareholder who requests a copy.

Board Committees

The Board has established the following committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  Each committee has its own charter.  The Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 2, 2005 and the function of each committee are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

Robert D. Biggs

Paul R. Bishop		X	X**

James F. Dicke, II		X*	X

Ernie Green	X	X

Jane G. Haley		X	X*

Glenn E. Harder	X***		X

W August Hillenbrand	X*		X

Ret. General Lester L. Lyles		X

James V. Mahoney

Ned J. Sifferlen, PhD	X	X

*Chair

**Vice Chair

***Audit Committee Financial Expert

Audit Committee

The Audit Committee oversees the Company’s auditing, accounting, financial reporting and internal control functions, appoints the Company’s independent public accounting firm and approves its services.  One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants.  The Company’s revised Charter of the Audit Committee, which describes all of the Audit Committee’s responsibilities, is attached hereto as Exhibit A and is posted on the Company’s website.

The Audit Committee currently consists of the following independent directors: W August Hillenbrand, Chair; Ernie Green; Glenn Harder and Ned Sifferlen, PhD.  The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NYSE Corporate Governance Rules and Rule 10A-3(b)(1) of the Exchange Act and is financially literate as defined by the NYSE.  In addition, Mr. Harder qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

During 2004, the Audit Committee met on 31 occasions.  The Audit Committee Report appears on page 40.

Compensation Committee

The Compensation Committee sets compensation levels for executive officers, approves equity incentive and other benefit plans, and negotiates and approves executive level employment and consulting contracts.  The Company’s revised Charter of Compensation Committee, which describes all of the Compensation Committee’s responsibilities, is posted on the Company’s website.

The Compensation Committee is currently comprised of the following independent directors: Jane G. Haley, Chair; Paul Bishop, Vice Chair; James F. Dicke, II; Glenn E. Harder and W August Hillenbrand.  No member of the Compensation Committee serves, or has served, as an officer or employee of the Company.  In addition, no interlocking relationship exists between the Company’s Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

The Compensation Committee met on 6 occasions during 2004.  The Board Compensation Committee Report on Executive Compensation appears on pages 15-16.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee considers and recommends to the Board nominees for officers and nominees for election as directors, including nominees recommended by shareholders, oversees evaluation of the Board and management, provides input on setting goals and developing strategies to achieve employee diversity and reviews the implementation of these strategies and evaluates their results, and develops and recommends corporate governance policies to the Board and oversees implementation.  During intervals between Board meetings, the Nominating and Corporate Governance Committee exercises all of the powers of the Board except as provided in the Nominating and Corporate Governance Committee’s charter.  The Company’s revised Nominating and Corporate Governance Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Company’s website.

The Nominating and Corporate Governance Committee currently consists of the following independent directors: James F. Dicke II, Chair, Paul R. Bishop, Ernie Green, Jane G. Haley, Lester Lyles and Ned J. Sifferlen, PhD.  The Nominating and Corporate Governance Committee met on 3 occasions during 2004.

Compensation of Directors

In 2004, director compensation for each non-employee director consisted of an annual retainer of $55,000 covering both the Company and DP&L, a committee chair retainer of $10,000, Board meeting fees of $5,000 per meeting, committee meeting fees of $4,000 per meeting and a special meeting fee of $3,000 per meeting.  While director compensation retainer and meeting fees were the same in 2003 as in 2004, in 2002 non-employee directors received 1,500 common share units for services as a director.

DPL maintains a Director Deferred Compensation Plan in which payment of directors’ fees may be deferred.  The director fees of those directors who have designated their director fees to be deferred are invested in DPL common share units.  Under the Director Deferred Compensation Plan, directors are entitled to receive a lump sum payment or payments in installments over a period up to 20 years upon their retirement or resignation from the Board.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, OH  45432. Shareholders may also send communications within the meaning of Item 7(h) of Schedule 14A under the Exchange Act to one or more members of the Board by writing to such director(s) or to the whole Board at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, OH  45432.

Code of Business Conduct and Ethics

All directors, officers and employees must act ethically at all times and in accordance with the Company’s Code of Business Conduct and Ethics.  This code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of the NYSE.

Any changes or waivers to the Code of Business Conduct and Ethics for the Company’s executive officers or directors may only be made by the Board or a committee thereof and must be disclosed promptly to shareholders.

The Company’s Code of Business Conduct and Ethics is posted on the Company’s website at www.dplinc.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires DPL’s directors and executive officers to file reports of ownership and changes of ownership of DPL common shares and common share units with the SEC.  DPL believes that during fiscal year 2004 all filing requirements applicable to its directors and executive officers were timely met, except that in November 2004, Forms 4 reporting deferrals of directors’ fees into restricted share units during the second and third quarter of 2004 were not timely filed for each of Messrs. Bishop, Dicke, Green and Hillenbrand and Mrs. Haley.

NOMINATION PROCESS

Role of the Nominating and Corporate Governance Committee

The Company has established a set of Corporate Governance Guidelines, which include qualification criteria that the Nominating and Corporate Governance Committee (the “Committee”) uses to identify individuals that it believes are qualified to become directors.  In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Committee takes into consideration all factors that it deems appropriate, including the potential candidate’s character, education, experience, knowledge and skills, as well as whether the candidate is “independent” as defined under the listing standards of the NYSE.  Directors of the Company must be ethical individuals of proven judgment and competence.

A candidate’s professional and personal background should enable him or her to acquire the knowledge and insight necessary to effectively fulfill the duties of a director.  In evaluating a candidate, the Committee also considers the extent of an individual’s leadership experience in business and administrative activities, expertise in the industries in which the Company operates, his or her integrity, his or her ability to bring a desired range of skills, diverse perspectives and experience to the Board and whether he or she has the requisite time available for service as a Board member and is capable of serving the interests of the shareholders. In assessing whether a candidate has the appropriate time to devote to Board service, the Committee will consider the number of boards of directors on which such candidate already serves.  The Company uses the same process to evaluate all candidates, whether they are recommended by the Company or by a shareholder of the Company.

The Committee may retain a director search firm to help identify director candidates.

Candidates Proposed by Shareholders for Consideration by the Committee

The Committee has a policy to consider recommendations for director candidates submitted by shareholders.  A shareholder recommending an individual for consideration by the Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) and the security holder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business and residence addresses, principal occupation or employment and stock ownership.  Shareholders should send the required information to DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, OH  45432.

In order for a recommendation to be considered by the Committee for the 2006 Annual Meeting of Shareholders, the Corporate Secretary must receive the recommendation no later than the close of business local time on November 22, 2005.  Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by the Company).  Upon receipt of a properly submitted shareholder recommendation, the Corporate Secretary will send to the proposed nominee a Director Nominee Biographical Data questionnaire for completion.  The Corporate Secretary will then send any shareholder recommendations, along with the completed Director Nominee Biographical Data questionnaire(s), to the Committee for consideration at a future Committee meeting.  Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Committee.

Shareholder Nominations

In addition, the Company’s Code of Regulations permits shareholders to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of the meeting.  Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in the Company’s Code of Regulations, which were filed as Exhibit 3(b) to the Company’s Form 8-K filed on May 3, 2004 and can also be obtained, without charge, upon written request to the Company’s Corporate Secretary, whose address is DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, OH  45432.  The Code of Regulations requires that the Company receive written notification from the record shareholder containing the information described in the section above and any other information required by the Code of Regulations no later than the close of business 50 days prior to the meeting.  If, however, less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, then the shareholder must send the notice to the Company no later than the tenth business day after notice of the meeting date is made.

I.              ELECTION OF DIRECTORS

The Company’s Code of Regulations divides the Board into three classes, with the members of each such class serving staggered three-year terms.  The Board currently consists of ten members.

The terms of James F. Dicke, II, James V. Mahoney and Jane G. Haley expire this year.  Mrs. Haley has chosen not to stand for re-election.  Mrs. Haley, a director since 1978, has made numerous contributions to the Board of Directors, our shareholders and the communities we serve.  On behalf of all shareholders, directors and employees, we sincerely thank her and wish her well in all future endeavors.

The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has nominated Messrs. Dicke and Mahoney and Mrs. Barbara S. Graham for election to a term of three years expiring at the 2008 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.  Each of Messrs. Dicke and Mahoney and Mrs. Graham has consented to be named as a nominee and to serve as a director if elected.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the Board may recommend in place of such nominee.  Management does not anticipate that such an event will occur.

Information About the Nominees, the Continuing Directors and Executive Officers

Mrs. Jane G. Haley, Chairman, President and Chief Executive Officer, Gosiger Inc., and a member of the Class of 2005, has chosen not to stand for re-election.  Mrs. Haley, a director since 1978, has made numerous contributions to the Board of Directors, our shareholders and the communities we serve.  On behalf of all shareholders, directors and employees, we sincerely thank her and wish her well in all future endeavors.

The table below sets forth the names, ages, background and experience of all current directors, including the nominees, and executive officers of the Company.

NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING 2008

JAMES F. DICKE, II

Age 59.  Director since 1990.  Chairman and Chief Executive Officer, Crown Equipment Corporation, New Bremen, Ohio (international manufacturer and distributor of electric lift trucks and material handling products) since 2002; President, Crown Equipment Corporation from 1980 to 2002.  Mr. Dicke is a Director of Gulf States Paper Co. and a Trustee of Trinity University.  Mr. Dicke also is a Commissioner of the Smithsonian American Art Museum.

JAMES V. MAHONEY

Age 59.  Director since 2004.  President and Chief Executive Officer of DPL Inc. and DP&L since May 16, 2004; President, DPL Energy LLC, a wholly-owned subsidiary responsible for wholesale and retail energy sales and marketing since 2003; President, Energy Market Solutions, an energy consulting firm from August 2002 to January 2003; President and Chief Executive Officer, EarthFirst Technologies, Incorporated, a company that licenses evolving technologies for environmental and alternate energy solutions from August 2001 to August 2002; Senior Vice President, PG&E National Energy Group, a wholesale power supplier from May 1999 to July 2001; Senior Vice President, U.S. Generating Company from March 1998 to May 1999.  Mr. Mahoney serves on the Rebuilding Together Dayton Board and is the Vice Chair of the 2004 Fund Campaign for Culture Works.  Mr. Mahoney joined the Company in 2003.

BARBARA S. GRAHAM

Age 56.  Nominee for Director 2005; Senior Vice President, Pepco Holdings, Inc. (utility holding company formed with the merger of Pepco and Connectiv) from June 2002 to July 2003; Senior Vice President of Shared Services and CIO, Connectiv (electric and gas utility formed with 1998 merger of Atlantic Energy, Inc. and Delmarva Power and Light Company) from January 1999 to June 2002; Senior Vice President, Connectiv from March 1998 to January 1999.  Mrs. Graham is a Director of Artisans’ Bank and Chair of the Executive Committee of Swingin’ with a Star (a non-profit organization.)

CLASS OF 2006

ERNIE GREEN

Age 66.  Director since 1991.  President and Chief Executive Officer, Ernie Green Industries, Dayton, Ohio (automotive components manufacturer) since 1981.  Mr. Green is a Director of Pitney Bowes Inc. and Eaton Corp.  Mr. Green also is Chairman, Central State University Foundation.

PAUL R. BISHOP

Age 62.  Director since 2003.  Chairman and Chief Executive Officer, H-P Products, Inc., Louisville, Ohio (manufacturer of central vacuum, VACUFLO, and fabricated tubing and fittings for industry) since 2001; President, H-P Products, Inc. from 1996 to 2001.  Mr. Bishop is a Director of Hawk Corporation and is a member of Stark Development Board, Mt. Union College Board and Aultman Health Foundation.

GENERAL LESTER L. LYLES (RET.)

Age 58.  Director since 2004.  Commander of Air Force Materiel Command from April 2000 to August 2003, the 27th Vice Chief of Staff of the United States Air Force from 1999 to 2000.  General Lyles is a Trustee of Wright State University, a Director and member of the Audit Committee of General Dynamics Corp. and Director of MTC Technologies.  He is also a member of The President’s Commission on U.S. Space Policy.

CLASS OF 2007

ROBERT D. BIGGS

Age 62.  Director since 2004; Executive Chairman since May 16, 2004.  Retired Managing Partner, PricewaterhouseCoopers LLP, Indianapolis, Indiana since October 1999; Managing Partner, PricewaterhouseCoopers, LLP July 1992 to October 1999.

W AUGUST HILLENBRAND

Age 64.  Director since 1992; Vice-Chairman since May 16, 2004.  Principal, Hillenbrand Capital Partners and Retired President and Chief Executive Officer, Hillenbrand Industries, Batesville, Indiana (a diversified public holding company that manufactures caskets, hospital furniture, hospital supplies and provides funeral planning services) since 2001; Chief Executive Officer, Hillenbrand Industries from 1999 to 2000. Mr. Hillenbrand is a Director of Hillenbrand Industries and Pella Corporation and is a Trustee of Batesville Girl Scouts and Trustee Emeritus of Denison University.

GLENN E. HARDER

Age 54.  Director since 2004.  President of GEH Advisory Services, LLC (a firm specializing in strategic advisory services) since October 2002; Executive Leader, Business Services of Baptist State Convention of North Carolina (the largest non-profit organization in North Carolina, involving over 4,000 churches and over 1 million members) since February 2004; Executive Vice President and Chief Financial Officer of Coventor, Inc. from May 2000 through October 2002; Executive Vice President and Chief Financial Officer of Carolina Power and Light from October 1994 through March 2000.  Prior to that, Mr. Harder held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting and Treasurer.  He has a Bachelor of Science in Mathematics and a Master of Business Administration from Tulane University and is a Certified Public Accountant.

NED J. SIFFERLEN, PhD

Age 63.  Director since 2004; President Emeritus, Sinclair Community College from September 2003 to present; President, Sinclair Community College from September 1997 to August 2003. Dr. Sifferlen is Chairman of the Board of Trustees of Good Samaritan Hospital and Samaritan Health Partners and is a Director on the Board for both Premier Health Partners and Think TV Public Television.

        THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

(who are not directors)

JOHN J. GILLEN

Age 51.  Senior Vice President and Chief Financial Officer, DPL Inc. and DP&L since December 2004; Consultant, October 2003 to November 2004; Partner, PricewaterhouseCoopers LLP from October 1990 to September 2003.  Mr. Gillen joined the Company in 2004.

MIGGIE E. CRAMBLIT

Age 49.  Vice President, General Counsel and Corporate Secretary, DPL Inc. and DP&L since January 2005; Vice President and General Counsel, DPL Inc. and DP&L from June 2003 to December 2004; Counsel and Corporate Secretary, Greater Minnesota Synergy from October 2001 to June 2003; Chief Operating Officer, Family Financial Strategies from June 1999 to May 2001; Vice President and General Counsel, Reliant Energy/Minnegasco from December 1990 to May 1999. Ms. Cramblit joined the Company in 2003.

PAMELA HOLDREN

Age 43.  Vice President and Treasurer, DPL Inc. and DP&L since March 2005; Treasurer, DPL Inc. and DP&L from December 2004 to March 2005; Interim Chief Financial Officer and Treasurer from May 2004 to December 2004; Treasurer, DPL Inc. and DP&L from June 2003 to May 2004; Controller, MVE, Inc. from January 2002 to June 2003; Manager, Financial Planning, DPL Inc. and DP&L from August 2001 to January 2002; Group Controller, DPL Inc. and DP&L from January 2000 to August 2001.  Ms. Holdren joined the Company in 2000.  Ms. Holdren has submitted her letter of resignation effective March 29, 2005.

ARTHUR G. MEYER

Age 55.  Vice President, DPL Inc. and DP&L from January 2005; Vice President and Corporate Secretary, DPL Inc. and DP&L from August 2002 to December 2004; Vice President, Legal and Corporate Affairs, DP&L from November 1997 to August 2002. Mr. Meyer joined the Company in 1992.

GARY STEPHENSON

Age 40.  Vice President, Commercial Operations, DPL Inc. and DP&L since September  2004; Vice President, Commercial Operations, InterGen from April 2002 to September 2004; Vice President, Portfolio Management, PG&E National Energy Group (successor to PG&E Energy Trading) from January 2000 to April 2002; Director, Portfolio Management, PG&E Energy Trading from January 1998 to December 1999.  Mr. Stephenson joined the Company in 2004.

PATRICIA K. SWANKE

Age 46.  Vice President, Operations, DP&L since September 1999 (responsible for electric transmission and distribution operations); Managing Director, DP&L from September 1996 to September 1999.  Ms. Swanke joined the Company in 1990.

DANIEL L. THOBE

Age 54.  Corporate Controller of DPL Inc. and DP&L since July 21, 2003; Vice President, Financial Services, Moto Franchise Corporation from February 2003 to July 2003 (successor to Moto Photo, Inc.); Corporate Controller, Moto Photo, Inc. from June 2000 to February 2003; Vice President, Controller and Chief Accounting Officer, Roberds, Inc. from November 1999 to June 2000; Vice President, Corporate Controller, Breuners Home Furnishings Corporation from June 1997 to November 1999. Mr. Thobe joined the Company in 2003.

W. STEVEN WOLFF

Age 51.  President, Power Production, DPL Inc. and DP&L since 2003; Vice President, Power Production, DPL Inc. and DP&L from August 2002 to January 2003; Director, Power Production, DP&L from January 2002 to August 2002; Manager, O.H. Hutchings Station, DP&L from August 2001 to January 2002; Captain, US Navy from November 1996 to August 2001.  Mr. Wolff is a member of the Board of Directors for the Miami Valley Council of the Boy Scouts of America and Cox Arboretum.  Mr. Wolff joined the Company in 2001.

BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

DPL has designed its executive compensation programs to create a strong and direct link between the compensation paid to senior executives and current and long-term levels of Company performance. The program also recognizes each executive’s individual contribution to that performance. Toward that end, the Compensation Committee annually reviews individual executive performance and evaluates, with its outside compensation consultant, DPL’s executive compensation program.

The components of DPL’s executive compensation program are base salary, annual incentives, long-term incentives and stock options.

Annual incentives in 2004 were based on achieving a preset operating cash flow target and individual operating and financial targets such as managing operating and capital budgets, optimizing operating efficiency, managing fuel costs, and ensuring customer satisfaction. Measures and weightings differed for each executive based upon functional responsibility. Target incentive awards generally ranged from thirty to seventy percent of base salary depending upon the executive’s position based on general industry or utility median levels and were set by the Compensation Committee at or below the median targets established by its compensation consultant. Annual incentive payouts are capped at one hundred and fifty percent (150%) of target. Generally, performance targets for 2004 were met by all executives.

Long-term incentives in 2004 were based on DPL’s total return to shareholders versus the S&P Utility Index. This long-term incentive program compares DPL’s performance with the 86 companies in the S&P Utility Index. DPL must rank at least above the 40th percentile before any long-term incentives can be earned. DPL ranked in the 81st percentile in 2004, generally equating to a 1.4 x payout. Performance payouts are capped at 200% of target.

CEO and Executive Chairman Compensation

The Chief Executive Officer’s and Executive Chairman’s total compensation potential for 2004 was base on the median of general industry practices with the Compensation Committee setting the total compensation of these officers below this median.

James V. Mahoney has been the Chief Executive Officer of the Company since May 2004.  In December 2004, Mr. Mahoney’s annual salary was increased to $500,000 pursuant to a revised employment agreement based on the Compensation Committee’s assessment of his individual contributions, consistent with the performance criteria used for all executives.  Mr. Mahoney  received a bonus in the full amount of $250,000 for 2004 based on the Company’s improving operating cash flow, securing a price stabilization program, meeting operation and maintenance performance goals and capital budgets, all of which criteria were weighted equally.  Mr. Mahoney also received a $630,000 award under the long-term incentive program.

Robert D. Biggs has served as Chairman of the Board since May 16, 2004 and was appointed Executive Chairman pursuant to an employment agreement, dated July 21, 2004 and effective as of May 16, 2004.  Pursuant to his employment agreement, Mr. Biggs will earn an annual base salary of $250,000 and will have the ability to earn an annual bonus.  In addition, Mr. Biggs was granted options to purchase 200,000 shares of common stock.

Mr. Biggs received a bonus for 2004 in the amount of $500,000.  The Compensation Committee determined to award Mr. Biggs this bonus in recognition of his valuable leadership efforts, dedication and contributions to DPL during a critical year for the Company.  Mr. Biggs’ accomplishments on behalf of DPL in 2004 included, without limitation, (i) working hundreds of additional uncompensated hours outside Audit Committee and Board meetings with the Company’s current and former independent accountants, the Audit Committee’s accounting experts, outside counsel and special counsel to the Audit Committee and current and former management in furtherance of the Audit Committee’s internal investigation into matters raised by a Company employee; (ii) leading the effort and coordinating with the Company’s current and former independent accounting firms to complete the filing of the Company’s Form 10-K for the fiscal year ended 2003; (iii) leading DPL’s efforts to attract new directors to the Board and a new Chief Financial Officer; (iv) working with other members of senior management to transform the culture of DPL to one of open communications, transparency and enthusiasm and developing a new management team; (v) working with the board and new management to create a process for strategic planning, risk assessment and budget review; and (vi) building management’s relationships with the financial community, PUCO and the rating agencies.

Also on March 11, 2005, in recognition of Mr. Biggs’ significant efforts in leading the effort to sell DPL’s financial asset portfolio, the Compensation Committee approved an additional $500,000 cash bonus for Mr. Biggs which is payable on the earlier of (x) December 31, 2005 or (y) the date on which 60% of the value of the Company’s financial asset portfolio is transferred and sold to AlphInvest/Lexington 2005, LLC or an affiliate thereof.

Conclusion

The Compensation Committee believes the DPL Executive Compensation Programs are designed to properly and responsibly motivate and reward the Company’s management.  The Compensation Committee, in concurrence with its compensation consultant, believes these market-based programs are in the best interest of building long-term shareholder value.

DPL Compensation Committee

Jane G. Haley, Chair
Paul R. Bishop, Vice Chair
James F. Dicke, II
Glenn E. Harder
W August Hillenbrand

Summary Compensation Table

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers of DPL and its major subsidiary, DP&L, and for its consultant for the last three fiscal years, for services rendered in all capacities.

Name and Principal Position	Year						Long-Term Compensation		All Other Compensation (3)
		Annual Compensation					Securities underlying Options (1)	LTIP (2)
		Salary	Bonus		Other Annual Compensation
		($)	($)		($)		(#)	($)	($)
James V. Mahoney (7)	2004	471,000	269,000	(6)	—		20,000	394,000	6,000
President and Chief Executive Officer DPL Inc. and DP&L	2003 2002	425,000 —	150,000 —	(6)	258,000 —	(11)	100,000 —	184,000 —	5,000 —

Stephen F. Koziar, Jr. (4)	2004	417,000	—		—		—	—	1,000
Former President and Chief Executive Officer	2003 2002	600,000 375,000	2,320,000 210,000	(5) (6)	4,206 5,026		— 300,000	2,365,000 —	6,000 1,000
DPL Inc. and DP&L

Robert D. Biggs	2004	149,000	500,000	(6)	1,634,000	(13)	200,000	—	350,000	(14)
Executive Chairman	2003	—	—		—		—	—	—
DPL Inc. and DP&L	2002	—	—		—		—	—	—

Peter H. Forster (8)	2004	650,000	—		—		—	—	158,000	(10)
Former Chairman and Consultant	2003 2002	650,000 650,000	5,200,000 100,000	(9) (6)	— —		— 100,000	700,000 —	249,000 39,375	(10) (10)
DPL Inc. and DP&L

Arthur G. Meyer	2004	208,000	160,000	(6)	—		—	147,000	4,000
Vice President	2003	199,000	88,000	(6)	—		—	47,000	4,000
DPL Inc. and DP&L	2002	191,000	51,000	(6)	—		—	—	4,000

Patricia K. Swanke	2004	249,000	211,000	(6)	—		—	260,000	1,000
Vice President, Operations	2003	230,000	116,000	(6)	—		—	193,000	1,000
DP&L	2002	215,000	68,000	(6)	—		—	—	1,000

W. Steven Wolff (11)	2004	263,000	119,000	(6)	36,000	(12)	—	220,000	1,000
President, DPL Power Production	2003 2002	250,000 200,000	113,000 54,000	(6) (6)	— —		— —	279,000 —	1,000 1,000
DPL Inc. and DP&L

(1)          Amounts in this column represent a grant of stock options to each person under the DPL Stock Option Plan.  See “Option Grants in Last Fiscal Year.”  In connection with litigation brought against Messrs. Forster and Koziar and Ms. Muhlenkamp (see “Certain Legal Proceedings”), the Company may seek to revoke certain of these options.  Further, the DPL Inc. Stock Option Plan provides that “no single Participant shall receive Options with respect to more than 2,500,000 shares.”  The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million.  Under Mr. Forster’s Option Agreement, the DPL Inc. Stock Option Plan document controls.  Therefore, this table reflects a conforming total of 2.5 million options.

(2)          Amounts in this column represent annualized incentives earned based on achievement of predetermined total return to shareholder measures and under a long-term incentive program for individuals managing all financial assets.  In 2004 and 2003, total return to shareholders met the criteria and incentive amounts were earned; in

2002  total return to shareholders did not meet the criteria and no incentive was earned.  In 2003 and 2002 no incentives based on performance of financial assets were earned.

(3)          All Other Compensation includes:  (i) employer matching contributions of $1,000 on behalf of each person, other than Mr. Biggs and Mr. Forster, under the DP&L Employee Savings Plan made to the DPL Inc. Employee Stock Ownership Plan and (ii) except for Messrs. Koziar and Forster, insurance premiums for group term life policies paid on behalf of each person.

(4)          Mr. Koziar retired as President and Chief Executive Officer of DPL and DP&L on May 16, 2004.

(5)          $1.9 million of the amount shown for Mr. Koziar represents a discretionary payment .  The amount of this payment was calculated by applying the benefit formula that had been in effect under the Company’s Supplemental Executive Retirement Plan (SERP) to the compensation earned by Mr. Koziar from the effective date of Mr. Koziar’s entry date into the SERP (August 1, 1969).  The discretionary payment was calculated as if Mr. Koziar continued to participate in the SERP through April 30, 2003.  Mr. Koziar’s participation in the SERP was terminated in 2000 in anticipation of an acquisition of the Company that was not completed.  $420,000 of the amount shown represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.

(6)          These amounts represent compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.  Amounts do not include distributions of earnings that had been previously deferred.

(7)          Mr. Mahoney joined DPL in January 2003.  Mr. Mahoney was appointed President and CEO of DPL and DP&L on May 16, 2004.

(8)          Mr. Forster resigned as Chairman and consultant to the Company on May 16, 2004.

(9)          $4.9 million of the amount shown for Mr. Forster represents a discretionary payment.  The amount of this payment was calculated by applying the benefit formula that had been in effect under the SERP to the compensation earned by Mr. Forster from the effective date of Mr. Forster’s entry date into SERP (June 1, 1974).  The present value of such annual benefit stream was credited to Mr. Forster’s deferred compensation plan account in 2003.  $400,000 of the amount shown represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year of which $100,000 DPL believes was not properly authorized.

(10)    Represents the amount of fees and value of stock awards received for services as a director.

(11)    Represents relocation expense reimbursement, grossed-up to reimburse for the additional tax liability.

(12)    Represents $14,000 for interest on 2003 LTIP award and $22,000 for executive health plan.

(13)    Represents $897,000 for annuity, $671,000 for gross-up due to annuity (See page 31, Robert D. Biggs discussion on employment agreement) and $66,000 for corporate aircraft use and local living expense reinbursement, grossed up as appropriate to reimburse for additional tax liability pursuant to his employment agreement.

(14)    Includes $348,000 for director fees.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of stock options made to the named executive officers during the fiscal year ended December 31, 2004.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(3)

James V. Mahoney	20,000 (2)	9%	$24.90	12/21/2014	93,600

Robert D. Biggs	200,000 (1)	91%	$20.94	05/16/2011	818,000

(1)          Options granted pursuant to DPL Inc. Stock Option Plan on October 5, 2004.  These options vest and become exercisable 50% on May 16, 2005 and 50% on May 16, 2006.

(2)          Options granted pursuant to the DPL Inc. Stock Option Plan on December 21, 2004. These options vest and become exercisable on May 16, 2005.

(3)          The grant date present value was determined using the Black-Scholes pricing model. Significant assumptions used in the model were: expected volatility 28.5%, risk-free rate of return 3.91%, dividend yield of 4.78% and time of exercise 8 years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning exercise of stock options during fiscal year 2004 by each of the named executive officers and the fiscal year-end value of unexercised options.

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at fiscal year end		Value of unexercised in-the money options at fiscal year- end (1)
	(#)		(#)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter H. Forster (2) (3)	—	—	—	2,500,000	$—	$10,880,000
Stephen F. Koziar, Jr. (3)	—	—	—	795,000	—	5,082,450
James V. Mahoney	—	—	—	120,000	—	927,200
Patricia K. Swanke	—	—	—	50,000	—	—
W. Steven Wolff	—	—	—	—	—	—
Robert D. Biggs	—	—	—	200,000	—	834,000
Arthur G. Meyer	—	—	—	50,000	—	—

(1)          Unexercised options were in-the-money if the fair market value of the underlying shares exceeded the exercise price of the option at December 31, 2004.

(2)          The DPL Inc. Stock Option Plan provides that “no single Participant shall receive Options with respect to more than 2,500,000 shares.”  The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million.  Under Mr. Forster’s Option Agreement, the DPL Inc. Stock Option Plan document controls.  Therefore, this table reflects a conforming total of 2.5 million options.

(3)          The Company, DP&L and MVE have filed a lawsuit against Messrs. Forster and Koziar and Ms. Muhlenkamp alleging breach of fiduciary duty and breach of their respective employment agreements.  (See “Certain Legal Proceedings.”)  In connection with that litigation, the Company may seek to revoke certain of these options.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2004, with respect to the Company’s equity compensation plans under which shares of the Company’s equity securities may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:

DPL Inc. Stock Option Plan (1)	7,210,168	$20.85	789,832

Equity compensation plans not approved by security holders:

Directors’ Deferred Stock Compensation Plan (2)	279,939	N/A	See Notes 2 and 4

Management Stock Incentive Plan (3)	1,103,308	N/A	See Notes 3 and 4

Total	8,593,415

(1)          The DPL Inc. Stock Option Plan provides that “no single Participant shall receive Options with respect to more than 2,500,000 shares.”  The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million.  Under Mr. Forster’s Option Agreement, the DPL Inc. Stock Option Plan document controls.  Therefore, this table reflects a conforming total of 2.5 million options.

(2)          The Directors’ Deferred Stock Compensation Plan (the “Directors’ Stock Plan”) provided for the annual award of DPL common shares to non-employee directors for services as a director.  All shares awarded under the Directors’ Stock Plan are transferred to the Master Trust.  There was no stated maximum number of shares that may have been awarded under the Directors’ Stock Plan.

(3)          The Management Stock Incentive Plan provides for the award of SIUs to executives.  Earning of SIUs is dependent on the achievement of long-term incentives, including the performance of DPL over various performance periods.  For each SIU that is earned and vests, a participant receives the equivalent of one DPL common share plus dividend equivalents from the date of award.

(4)          DPL has secured its obligations under the Directors’ Deferred Stock Compensation Plan and the Management Stock Incentive Plan by market purchases of DPL common shares by the Master Trust.  Accordingly, issuance of shares to directors or executives under these plans will not increase the number of DPL common shares issued.

Pension Plans

The following table sets forth the estimated total annual benefits payable under the DP&L retirement income plan and the Supplemental Executive Retirement Plan (SERP), if applicable, to executive officers at normal retirement date (age 65) based upon years of credited service and final average annual compensation (including base and incentive compensation) for the three highest years during the last five years:

Final Average Annual Earnings	Total Annual Retirement Benefits for Years of Credited Service at Age 65
	10 Years	15 Years	20 Years	30 Years
$205,000	$47,853	$71,780	$95,706	$128,585
400,000	103,428	155,142	206,856	239,735
600,000	160,428	240,642	320,856	353,735
800,000	217,428	326,142	434,856	467,735
1,000,000	274,428	411,642	548,856	581,735
1,200,000	331,428	497,142	662,856	695,735
1,400,000	388,428	582,642	776,856	809,735

The years of credited service are Mr. Forster - 23 yrs.; Mr. Koziar – 35 yrs.; Mr. Mahoney – 0 yrs.; Mr. Biggs – 0 yrs.; Mr. Meyer – 11 yrs.; Mr. Wolff – 2 yrs.; and Ms. Swanke – 13 yrs.  Benefits are computed on a straight-life annuity basis, are subject to deduction for Social Security benefits and may be reduced by benefits payable under retirement plans of other employers.

Deferred Compensation Distributions

DPL maintains a Key Employee Deferred Compensation Plan (the DCP) and a 1991 Amended Directors’ Deferred Compensation Plan (the Directors’ DCP and collectively with the DCP, the Deferred Compensation Plans) for certain senior executives, directors and other key employees.  The Deferred Compensation Plans generally enable participants to defer all or a portion of their cash compensation earned in a particular year.  If an individual elects to defer any amount, such deferred amounts are reported as compensation in the year earned and are credited to the individual’s deferred compensation plan account.  The Company has funded its obligations to participants through a trust, which is included in the Consolidated Balance Sheet in “Other Assets – Other.”  Deferred compensation plan account balances accrue earnings based on the investment options selected by the participant.   Interest, dividends and market value changes are reflected in the individual’s deferred compensation plan account.   Deferred compensation plan account balances generally are paid following the termination of the participant’s employment with the Company, in a lump sum or over time as determined by the participant’s deferral election form, and in-service distributions generally are not allowed. In certain circumstances the plan provides for a 10% penalty for early withdrawal.  Payments under the DCP are in cash or DPL common shares, provided that distributions attributable to investments in DPL common shares must be paid in common shares.  Certain purported amendments to the Deferred Compensation Plans purportedly made in December 2003 had the effect of eliminating some of these restrictions for certain senior executives and facilitating these executive officers to receive cash distributions from their deferred compensation balances.  The Company has initiated legal proceedings challenging the validity of these purported amendments and the distributions.

The Company also has maintained a Management Stock Incentive Plan (the MSIP and together with the Deferred Compensation Plans, the Plans) for key employees selected by the Compensation Committee.  New awards under the MSIP were discontinued in 2000 as the plan was eliminated.  Under the MSIP, the Committee granted Stock Incentive Units (SIUs) to MSIP participants, with each SIU representing one DPL common share.  SIUs were earned based on the achievement of performance criteria set by the Compensation Committee and vested over time (subject to acceleration of earning and vesting on the occurrence of certain events or at the discretion of the Company’s Chief Executive Officer or the Compensation Committee).  Earned SIUs were credited to a participant’s account under the MSIP and accrue dividends like DPL common shares.  Under the MSIP, earned and vested SIUs were to be paid in DPL common shares in a lump sum or over time as determined by the participant’s deferral election.

The Company has found that restated versions of the MSIP exist that incorporate amendments purportedly made in May 2002 and December 2003, but the Company is unable to substantiate that the Board or the Compensation Committee ever authorized those purported amendments.  The May 2002 purported amendment provided that effective January 1, 2002, upon termination of employment of a participant who also participates in the DCP, the participant’s earned SIUs would be transferred to the participant’s deferred compensation account and deemed invested in shares of DPL common stock.  Six months after termination of the participant’s employment, the participant or the Company would be entitled to elect to allocate the value of the credited DPL common shares to other investments under the DCP that are designated by the participant.  The December 2003 purported amendment would have deleted a provision, added in 2000 when the Company’s Stock Option Plan was adopted, locking up until January 1, 2005 certain MSIP awards that previously had been granted to participants who were receiving options under the new Stock Option Plan.  The Company has initiated legal proceedings which challenge the validity of these purported amendments.  (See “Certain Legal Proceedings.”)  Notwithstanding this challenge to the validity of the purported amendments to the Plans, the Company has accounted for the Plans as they have been administered.

The Company maintains a Supplemental Executive Retirement Plan (SERP).  In February 2000, the Compensation Committee approved certain modifications to the SERP.  The Company has found that a restated version of the SERP exists that incorporates amendments purportedly made in December 2002 concerning payments to be made in the event of a change of control.  However, the Company is unable to substantiate that the Board or the Compensation Committee ever authorized those purported amendments.

In 2000, in anticipation of the possible acquisition of the Company, the participation by certain officers (including Mr. Koziar and Ms. Muhlenkamp) in the Company’s SERP terminated.  The present value of each officer’s accrued benefit under the SERP as determined by DPL’s actuary ($3.5 million for Mr. Koziar and $1.4 million for Ms. Muhlenkamp) was then credited to each officer’s deferred compensation plan account.  The present value calculation for Ms. Muhlenkamp was not computed in accordance with the SERP to the extent that the amount credited to her account reflected increased salary and years-of-service credits.  Subsequently, in April 2003, as Mr. Koziar and Ms. Muhlenkamp had continued their employment with the Company and no acquisition of the Company had occurred, the Compensation Committee approved discretionary payments to these individuals.  The discretionary payments were calculated as if Mr. Koziar and Ms. Muhlenkamp continued to participate in the SERP through April 30, 2003.  The discretionary payments made in 2003 were $1.9 million for Mr. Koziar and $3.4 million for Ms. Muhlenkamp. The discretionary payments made to Ms. Muhlenkamp were not calculated in accordance with the SERP to the extent that the amount she received reflected increased salary and years-of-service credits.

In April 2003, the Compensation Committee also approved a discretionary payment to Mr. Forster.  Mr. Forster elected to have this amount credited to his deferred compensation plan account.  The discretionary payment, in the amount of $4.9 million, was calculated as if Mr. Forster continued to participate in the SERP through April 30, 2003.  Mr. Forster’s participation in the SERP was terminated in 1997 upon his retirement from the Company.  The discretionary payment made in 2003 represented the difference in the net present value of the SERP benefit Mr. Forster would have received if he had been entitled to continue to accrue benefits under the SERP through April 30, 2003 and the amount he was awarded in 1997 based upon his calculated benefit at that date.

In December 2003, a number of amendments purportedly were made to the DCP, the MSIP and the Directors’ DCP.  The Company has not been able to substantiate that the amendments purportedly made to the Directors’ DCP were ever approved by the Compensation Committee of the Board.  Moreover, the Company has initiated legal proceedings challenging the validity of the amendments purportedly made to the DCP, the MSIP and Directors DCP.  (See “Certain Legal Proceedings.”)  The purported amendments included the following:

•                  The DCP purportedly was amended to provide that if, as of December 2, 2003 and as to DCP participants who were employed by or providing ongoing consulting services to DPL on that date or thereafter, the amount credited to the participant’s deferred compensation plan account (excluding amounts deemed invested in DPL common shares) was in excess of $500,000, the Company would pay to the participant in cash the balance over $250,000.  The purported DCP amendment also provided for distribution of the excess over $450,000 in a participant’s deferred compensation plan account on December 31 of each year beginning in 2004, if the deferred compensation plan account exceeded $500,000.  As of the date this purported amendment was to have taken effect, Messrs. Forster and Koziar and Ms. Muhlenkamp were the only eligible participants.

•                  The Directors’ DCP purportedly was amended to provide for similar distributions beginning December 31, 2004.  The Plan accounts of all of the Directors are deemed to be invested in DPL common shares, and no distributions will be made to the Directors as a result of the purported amendment.

•                  The MSIP purportedly was amended to delete a provision, added in 2000 when the Company’s Stock Option Plan was adopted, locking up until January 1, 2005 certain MSIP awards that previously had been granted to participants who were receiving options under the new Stock Option Plan.  In addition, the MSIP purportedly was modified to allow conversion of SIUs to other investments at the discretion of the CEO, or in the case of the CEO’s own SIUs, at the discretion of the Compensation Committee.

•                  In connection with the purported December 2003 DCP amendments, Messrs. Forster and Koziar and Ms. Muhlenkamp exchanged letters with the Company in which they purportedly consented to the purported amendments.  The letters also provided, with respect to their MSIP accounts, that, notwithstanding the MSIP requirement that SIUs be paid solely in DPL common shares, each could request that his or her SIUs in excess of the shares required to be held under the Company’s Executive Management Share Ownership Guidelines be converted to cash and the cash transferred to his or her deferred compensation plan account.  The Company’s records do not reflect that the MSIP was ever amended to provide for requests to convert excess shares into cash and distribute that cash to the participant’s deferred compensation account.

As a result of the purported DCP and MSIP amendments and the letters’ provisions, as well as the discretionary payments described above, the following transfers were made from the MSIP to the Deferred Compensation Plan account for Mr. Koziar 11,818 SIUs at $21.15 per share; Mr. Forster 108,973 SIUs at $21.15 per share; and Ms. Muhlenkamp 336,952 SIUs at $21.15 per share.  In addition pre-tax distributions of $7.1 million, $9.7 million and $16.3 million were made from their deferred compensation plan accounts to Messrs. Forster and Koziar and Ms. Muhlenkamp, respectively, in December 2003.

Following the December 2003 purported amendments to the DCP and MSIP and the resulting distributions made to Messrs. Forster and Koziar and Ms. Muhlenkamp, the Company began an internal investigation of those events.  As a result of that investigation, the Company initiated legal proceedings challenging the validity of those purported amendments and the propriety of those distributions.  (See “Certain Legal Proceedings.”)

Consulting Contract and Employment Agreements

James V. Mahoney

Mr. Mahoney has served as the President and Chief Executive Officer of the Company and DP&L from May 16, 2004 pursuant to an employment agreement dated December 14, 2004.  Prior to this promotion, Mr. Mahoney served as President of DPL Energy, Inc. from January 2003 until May 16, 2004.  The term of Mr. Mahoney’s current employment agreement is indefinite until terminated by the Company or Mr. Mahoney, with or without cause, upon 90 days written notice, provided that the Company may terminate the agreement with cause without prior notice.  The agreement also automatically terminates upon Mr. Mahoney’s death or disability.

Compensation

Mr. Mahoney’s agreement provides for (i) an annual base salary of not less than $500,000; (ii) participation in the MICP, in which during 2004, he had the opportunity to earn $250,000 at 100% of the target performance; (iii) participation in the Company’s Long Term Incentive Plan (LTIP), in which during 2004, he had the opportunity to earn $450,000 at 100% of target performance; (iv) stock options to purchase up to 20,000 shares of common stock; and (v) such fringe benefits (including medical, life and disability insurance benefits and qualified retirement benefits) as are generally made available to other executive level employees.  Awards earned pursuant to the LTIP will vest in three equal installments on December 31 of each year, commencing with the year in which an award is granted.

Termination

If Mr. Mahoney’s employment is terminated (a) for cause as defined in the employment agreement; or (b) due to his death or disability; or (c) for any reason at any time, Mr. Mahoney’s employment agreement provides for (i) a lump sum cash payment to Mr. Mahoney equal to the sum of his unpaid base salary through the date of termination; (ii) the amount of any awards, with respect to any completed period which, pursuant to the Management Incentive Compensation Plan (MICP) or LTIP, have been earned but not yet paid and (iii) payment of any other accrued benefits to which Mr. Mahoney is entitled through the date of termination.

If the Company or DP&L terminates Mr. Mahoney’s employment without cause and a change of control has not occurred or is not pending, then Mr. Mahoney’s employment agreement provides for (a) the benefits described in the paragraph above; (b) the amount of any awards, with respect to any completed period which, pursuant to the MICP and LTIP, have been earned but are not vested through the date of termination and (c) continued coverage under the health benefit plan for executive employees at the same cost and terms as in effect immediately prior to the date of notice of (A) the first anniversary of his termination date or (B) the date an essentially equivalent benefit is made available to Mr. Mahoney at substantially similar cost, provided that in order to secure these payments, Mr. Mahoney executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against the Company and its affiliates.

Change of Control

If the Company terminates Mr. Mahoney’s employment within 12 months of a change of control and (i) such termination is without cause or (ii) Mr. Mahoney resigns for “Good Reason” as defined in the employment agreement (“Good Reason” is defined as (i) assignment of duties without his express consent inconsistent with the written objectives of his position, a change in his reporting responsibilities, his removal from or any failure to re-elect Mr. Mahoney to his position or office; (ii) failure to have his annual base salary raised when salary adjustments are historically made; (iii) a reduction in his base salary; (iv) failure by the Company or DP&L to continue a benefit plan, including incentive plans; (v) the relocation of the Company’s principal executive offices outside of Montgomery County, Ohio, if at the time of a change of control, Mr. Mahoney is based at the principal offices; (vi) being required to base more than fifty miles from the location he was based at the time of the change of control or the failure to reimburse for moving expenses, if Mr. Mahoney consents to moving his base and permanent residence; (vii) excessive travel that necessitates overnight absences; (viii) the failure by the Company or DP&L to obtain the assumption of his agreement by any successor; (ix) termination without cause or without being provided with a notice of termination; and (x) the Company terminates Mr. Mahoney’s employment without cause or without notice of termination), Mr. Mahoney’s employment agreement provides for (a) the benefits listed in the first paragraph under “Termination” above; (b) a lump sum cash payment equal to 200% of the sum of (A) Mr. Mahoney’s annual base salary (before deduction of employee deferrals) at the highest of (aa) the rate in effect on the date of termination or (bb) the rate in effect at the time of the change in control; plus (B) the average of the last three (or the number of years he has participated if less than three) annual award payments made to him prior to the date of termination pursuant to the MICP or LTIP, including any portion deferred to his deferred compensation plan account; (c) the amount of any MICP or LTIP award earned with respect to a completed period but unvested as of termination, or if the termination precedes the actual determination of such incentive compensation (under the MICP or LTIP) or the completion of a period in which he could have earned such incentive compensation, an amount equal to the average of the award payments made to him under the MICP or LTIP (as applicable) for the three years preceding the date of termination (or for the number of years he has participated in such plan if less than three), including any portion deferred to his deferred compensation plan account; (d) continuation of all life, medical, accident and disability insurance for Mr. Mahoney and his eligible dependents until the third anniversary of the date of termination or the date an essentially equivalent benefit is made available to Mr. Mahoney by a subsequent employer;  thereafter, Mr. Mahoney shall have the right to have assigned to him at no cost any such insurance coverage on Mr. Mahoney owned by the Company and (e) a gross-up payment equal to any net amounts paid by Mr. Mahoney for any excise tax owed under Section 4999 of the Internal Revenue Code of 1986 for payments made to Mr. Mahoney under this employment agreement such that Mr. Mahoney is in the same after-tax position as if no excise tax was imposed.

Upon a change of control, Mr. Mahoney’s employment agreement states that the Company will transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the Amended and Restated Master Trust.

Peter H. Forster

Mr. Forster served as non-employee Chairman of the Board of Directors and consultant to the Company, DP&L and MVE from January 1, 1997 to May 16, 2004 pursuant to a consulting contract, dated December 31, 1996, as amended.  The consulting contract automatically renewed for a one-year term on each December 31 unless either party gave at least 15 months’ written notice of nonrenewal.  The consulting contract would have continued for at least 36 months following a change of control.  The Company was also obligated to require any successor to all or substantially all of its business or assets to assume the consulting contract.

Mr. Forster resigned on May 16, 2004.  In connection with Mr. Forster’s resignation, the Company reserved all rights and defenses and Mr. Forster reserved all rights and entitlements under applicable law and under any existing contract between Mr. Forster, the Company and all of its subsidiaries.  Mr. Forster, along with Ms. Muhlenkamp, filed a lawsuit against the Company, DP&L and MVE claiming that he was wrongfully terminated and is entitled to certain rights and benefits.  The Company, DP&L and MVE have filed a lawsuit against Mr. Forster alleging that he breached his fiduciary duties and breached his consulting contract and claim that they no longer owe Mr. Forster any further benefits under his contract.  (See “Certain Legal Proceedings.”)  In those proceedings, Mr. Forster claimed that he is entitled to rights and benefits under purported agreements with the Company.  The Company has confirmed that only certain of these purported agreements were properly approved. The following description of Mr. Forster’s consulting contract is a summary of the contract that the Company believes was in effect at the time of his resignation.

Compensation and Indemnification

For his service as Chairman, Mr. Forster’s contract provided for (i) director’s and similar fees as are customarily paid to other non-employee directors, including stock awards under DP&L’s Directors’ Stock Plan; (ii) an additional opportunity for Mr. Forster to receive 35,000 of the Company’s common shares on each January 1 during the term of the contract, subject to earning and vesting criteria; (iii) participation in DP&L’s 1991 Amended Directors’ Deferred Compensation Plan; and (iv) other compensation and benefits as are customarily provided to other non-employee directors of the Company and DP&L.

For his service as a consultant, Mr. Forster’s contract provided for (i) an annual base consulting fee of $650,000 for the year ended December 31, 2003 and (ii) for calendar years 2000 and after, a bonus calculated in accordance with the MVE Incentive Program.  The MVE Incentive Program provided for incentive compensation (an MVE Payment) based on the cumulative cash distributed to the Company or attributable to each separate investment made by any private equity partnership in which the Company has invested at any time prior to the termination of his contract, less the amount invested, expenses, bonuses previously paid and any losses, in which losses not offset against any year’s cash return are carried over and applied against cash returned in future years.  Mr. Forster’s consulting contract stated that for 2003 and for each calendar year thereafter, Mr. Forster’s MVE Payment was equal to 2.75% of such amount.

Mr. Forster’s contract also stated that the Company and DP&L would provide Mr. Forster with life, health, accident and disability insurance benefits and would pay a death benefit of $1.0 million to Mr. Forster’s beneficiary upon Mr. Forster’s death during the term of the contract.

Mr. Forster’s contract stated that the Company and DP&L would indemnify Mr. Forster against any and all losses, liabilities, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement incurred by Mr. Forster in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either the Company or DP&L, by reason of any act or omission to act in connection with the performance of his duties under the contract to the full extent that the Company and DP&L are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

In connection with Mr. Forster’s resignation, the Company agreed to advance reasonable attorney’s fees incurred by Mr. Forster in defending any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action brought derivatively on behalf of the Company, by reason of any act or omission by Mr. Forster to act as director, trustee, officer, employee or agent to the full extent permitted by Ohio law.  Any such advancement of expenses was subject to the Company’s receipt of an undertaking by Mr. Forster to repay any such amounts unless it is ultimately determined that he is entitled to be indemnified by the Company as authorized by Article VII of the Company’s Code of Regulations and Ohio law.  However, the lawsuit filed by the Company, DP&L and MVE against Mr. Forster seeks a declaration that he is not entitled to such advancements and must repay advances already made because he is unable to demonstrate entitlement to such indemnification.

Termination

Mr. Forster’s contract could have been terminated upon written notice by (i) the Company or DP&L on account of Mr. Forster’s disability or for “cause” or (ii) Mr. Forster for “good reason.”

“Cause” is defined as (i) commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs or (iv) if no change of control has occurred (other than a change of control resulting from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), the failure by Mr. Forster to substantially perform his duties (other than any failure resulting from his physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors.

“Good Reason” is defined as (i) the failure to elect Mr. Forster to Chairman of the Board of Directors or Chairman of the Executive Committee for any reason, other than Mr. Forster’s termination due to death or disability, by the Company or DP&L for cause, or by Mr. Forster for good reason; (ii) the assignment of any duties inconsistent with the duties contemplated by the consulting contract without Mr. Forster’s consent; (iii) if within 36 months after the date of a change of control (other than a change of control resulting from the commencement of a tender offer or the Company entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), Mr. Forster determines that he is unable to discharge his duties effectively; (iv) the failure of the Company or DP&L to obtain the assumption of the contract by any successor; (v) the termination of the contract by the Company or DP&L without satisfying the applicable requirements; or (vi) any other material breach of the contract by the Company or DP&L.

Upon termination of the contract for any reason, including expiration of the term, the contract provided for (i) a lump sum cash payment to Mr. Forster of the directors’ fees and base consulting fees through the date of termination; (ii) the continuation of Mr. Forster’s MVE Payment on an annual basis; (iii) continuation of medical benefits to Mr. Forster and his spouse for life and to any of Mr. Forster’s eligible dependents; and (iv) payment of all other accrued benefits to which Mr. Forster was entitled through the date of termination.  The contract also stated that all earned and vested stock awards granted to Mr. Forster pursuant to the Directors’ Stock Plan and all compensation deferred under the Directors’ DCP would be payable to Mr. Forster in accordance with the terms of such plan.

If the contract terminated prior to the expiration of the term by Mr. Forster for good reason or by the Company or DP&L, other than for cause or Mr. Forster’s disability, and Mr. Forster was not entitled to receive change of control benefits for a change of control (other than a change of control resulting from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), then, in addition to the payments and benefits described above, the consulting contract provided for (i) a lump sum cash payment equal to the amount of the annual base consulting fees that would have been payable for the remainder of the term; (ii) all unearned and/or unvested stock incentive units awarded under the MSIP and all unearned and/or unvested stock awards granted under the Directors’ Stock Plan would be deemed fully earned and vested; and (iii) continuation of all life, medical, accident and disability insurance for Mr. Forster, his spouse and his eligible dependents for the remainder of the term.

Change of Control

Mr. Forster’s contract also provided for benefits and payments after the occurrence of a “change of control” (as such term is defined in the contract).  Upon a change of control, the contract stated that the Company and DP&L would transfer cash or other property in an amount sufficient to fund all benefits and payments to the master trust.  In addition, the contract provided a gross-up payment if any excise tax was imposed upon a change of control such that Mr. Forster was in the same after-tax position as if no excise tax was imposed.

If a change of control occurred (other than a change of control resulting from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), the contract provided for (i) a lump sum cash payment to Mr. Forster equal to the sum of (a) 200% of the annual base consulting fees; (b) 200% of the average annual bonus paid to Mr. Forster for the three years immediately preceding the date of the change of control; and (c) any gross-up payment payable to Mr. Forster for excise taxes; (ii) payment of one-half of the amount calculated in clause (i) in consideration of Mr. Forster’s agreement to be subject to a non-compete covenant; (iii) all unearned and/or unvested stock incentive units awarded under the MSIP and all unearned and/or unvested stock awards granted under the Directors’ Deferred Stock Plan would be deemed fully earned and vested; and (iv) continuation of all life, medical, accident and disability insurance for Mr. Forster, his spouse and his eligible dependents until the third anniversary of the date of the change of control.

If a tender offer was commenced or the Company or DP&L entered into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets, then upon any subsequent termination of Mr. Forster’s contract at any time within 36 months of the change of control and prior to the occurrence of another change of control or the consummation of such tender offer or agreement, Mr. Forster’s contract provided for the benefits and payments described above unless the contract was terminated for cause, on account of Mr. Forster’s death or disability or by Mr. Forster without good reason.  However, in the event of such a change of control, if the tender offer or agreement was abandoned or terminated, and a majority of the original directors and/or their successors (as such terms are defined in the contract) determined that the tender offer or agreement would not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination would have not entitled Mr. Forster to these benefits.  Neither the Company nor DP&L experienced a change of control while Mr. Forster served as Chairman and consultant to the Company.

February 2004 Letters

Mr. Koziar executed two letters (each dated as of February 2, 2004) to Mr. Forster, both of which were agreed to and acknowledged by Mr. Forster.  In addition, Mr. Koziar sent a letter to Mr. Forster dated February 3, 2004.  The letters described new terms and modifications to Mr. Forster’s consulting contract, an amended version of which was attached to the February 2, 2004 letter.  The modifications included:

•                  changing Mr. Forster’s severance compensation after a change of control from 200% of the average annual bonus paid to Mr. Forster for the three years prior to his termination to 200% of the average of his incentive compensation for three of the last ten years prior to his termination, whether or not consecutive, that yielded the highest average incentive compensation;

•                  adding a “clarification” that a transferee of all or a portion of the Company’s interest in the financial asset portfolio will be required specifically to assume the Company’s obligation to pay Mr. Forster the MVE Incentive Payment pursuant to Annex A of his contract;

•                  increasing the duration of Mr. Forster’s non-compete agreement from two to three years;

•                  increasing Mr. Forster’s consulting fee to $750,000; and

•                  entitling Mr. Forster to receive gross-up payments for any excise taxes on the date of termination rather than 15 days after such date.

An amended contract was never signed by the Company.  In addition, neither the Board nor the Compensation Committee approved or authorized the modifications and new terms described above.  The Company, DP&L and MVE have commenced litigation seeking a declaration that the purported amendments described above were not effective. However, in the litigation action brought by Mr. Forster and Ms. Muhlenkamp in which they alleged a breach of contract, Mr. Forster claimed that the letters governed his relationship with the Company and that he is entitled to the benefits contained therein.  (See “Certain Legal Proceedings.”)

Stephen F. Koziar, Jr.

Mr. Koziar served as the President and Chief Executive Officer of the Company and DP&L from January 1, 2003 to May 16, 2004 pursuant to an employment agreement dated October 17, 2002 and a letter agreement dated December 15, 2000.  Mr. Koziar also served as a director and Secretary/Treasurer of MVE from 1998 until his retirement.  The term of Mr. Koziar’s employment agreement was through December 31, 2005, unless terminated by the Company or Mr. Koziar at any time, with or without cause, upon 180 days written notice.

Mr. Koziar retired from the Company on May 16, 2004.  In connection with his retirement, the Company reserved all rights and defenses and Mr. Koziar reserved all rights and entitlements under applicable law and under any existing agreement.  The Company, DP&L and MVE have filed a lawsuit against Mr. Koziar alleging that he breached his fiduciary duties and breached his employment agreement and claim that they no longer owe Mr. Koziar any further benefits under his contract.  (See “Certain Legal Proceedings.”)

The Company has initiated legal proceedings against Mr. Koziar relating to, among other things, his employment agreement (see “Certain Legal Proceedings”).  The Company has found that two versions of Mr. Koziar’s employment agreement exist, the initial version and an amended version.  However, the Company has not been able to confirm that the amended version was ever approved by the Compensation Committee or the Board of Directors.  Therefore, the initial version is reflected in the following discussion.  The Company also has found two versions of the December 15, 2000 letter agreement with Mr. Koziar, featuring different averaging formulas for determining the incentive compensation payment following a change of control.  The Company believes that the version that included a three-most-recent-years averaging formula, rather than taking the highest three years of the past ten, is the original version and it has not been able to substantiate that the other version was ever approved by the Compensation Committee or the Board of Directors.  The following discussion reflects what the Company believes were in effect at the time of Mr. Koziar’s retirement.

Compensation and Indemnification

Mr. Koziar’s employment agreement provided for (i) an annual base salary of not less than $600,000; (ii) participation in the MICP; (iii) eligibility to be granted options under DPL’s Stock Option Plan; (iv) participation in other incentive programs; and (v) such fringe benefits (including medical, life and disability insurance benefits and retirement benefits) as are generally made available to other executive level employees.

Mr. Koziar’s employment agreement stated that the Company and DP&L will indemnify Mr. Koziar against any and all losses, liabilities, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement incurred by Mr. Koziar in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by, or in the right of, either the Company or DP&L, by reason of any act or omission to act in connection with the performance of his duties under the contract to the full extent that the Company and DP&L are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

In connection with Mr. Koziar’s retirement, the Company agreed to advance reasonable attorney’s fees incurred by Mr. Koziar in defending any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action brought derivatively on behalf of the Company, by reason of any act or omission by Mr. Koziar to act as director, trustee, officer, employee or agent to the full extent permitted by Ohio law.  Any such advancement of expenses was subject to the Company’s receipt of an undertaking by Mr. Koziar to repay any such amounts unless it is ultimately determined that he is entitled to be indemnified by the Company as authorized by Article VII of the Company’s Code of Regulations and Ohio law.  However, the lawsuit filed by the Company, DP&L and MVE against Mr. Koziar seeks a declaration that he is not entitled to such advancements and must repay advances already made because he is unable to demonstrate entitlement to such indemnification.

Termination

Mr. Koziar’s employment agreement was terminable by the Company without “cause” on 180 days prior written notice, or with “cause” without prior notice; Mr. Koziar could terminate the agreement on 180 days written notice.  “Cause” is defined as (i) the commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs, or (iv) the failure by Mr. Koziar  to substantially perform his duties under the agreement (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors of DPL.

If Mr. Koziar’s employment was terminated for any reason, the December 15, 2000 letter agreement provided for (i) a lump sum cash payment to Mr. Koziar equal to the sum of his full base salary through the date of termination and the amount of the awards earned pursuant to any incentive compensation plan that have not been paid (other than any deferred compensation plan in which he made a contrary installment election); (ii) continuation of medical benefits for him and his spouse for life; and (iii) payment of any other accrued benefits to which he was entitled through the date of termination.

If Mr. Koziar’s employment was terminated prior to December 31, 2005 by the Company without “cause,” other than in connection with a change of control, or by Mr. Koziar, and at the time of termination, any of the following executive positions are filled by more than one person: President or Chief Operating Officer of (1) DPL, (2) DP&L or (3) DPL Energy, LLC, then the employment agreement states that: (i) the Company and DP&L will pay Mr. Koziar’s base salary through December 31, 2005; (ii) the Company and DP&L would pay

Mr. Koziar the annual bonus he would have received pursuant to the MICP for the year during which termination occurs had he still been employed as of the last day of such year; and (iii) any unvested options granted under the Company’s Stock Option Plan would be deemed fully vested.  However, the Company and DP&L would not have those obligations, if Mr. Koziar’s employment was terminated for “cause.”

The other version of Mr. Koziar’s agreement, which the Company does not believe became effective, removed all provisions regarding “cause.”  Under that version, the agreement was terminable by any party at any time on 180 days written notice.  Any termination at a time when (a) any of the following executive positions were filled by more than one person: President or Chief Operating Officer of (1) DPL, (2) DP&L or (3) DPL Energy, LLC or (4) a new CEO of DPL had been elected would have required that: (i) the Company and DP&L pay Mr. Koziar’s base salary through December 31, 2005; (ii) the Company and DP&L pay Mr. Koziar the annual bonus he would have received pursuant to the MICP for the year during which termination occurs had he still been employed as of the last day of such year; and (iii) any unvested options granted under the Company’s Stock Option Plan would have been deemed fully vested.  Additionally, that version of Mr. Koziar’s agreement contained a provision under which Mr. Koziar would refrain for two years from participating in certain forms of competition with DPL and DP&L.

In addition to the above, if Mr. Koziar’s employment was terminated due to his death, then Mr. Koziar’s estate would be entitled to his base compensation through December 31, 2005.

Change of Control

If a change of control occurred (other than a change of control resulting from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), Mr. Koziar’s December 15, 2000 letter agreement provided for (i) a lump sum cash payment to Mr. Koziar equal to the sum of 200% of (a) the annual base salary and (b) the average of the last three annual award payments made to Mr. Koziar under the MICP prior to the change of control, including any portion of the payments he elected to have credited to his deferred compensation plan account; (ii) payment of one-half of the amount calculated in clause (i) above in consideration of Mr. Koziar’s agreement to be subject to non-compete and confidentiality covenants; (iii) gross-up payments for excise taxes; and (iv) any and all awarded stock incentive units pursuant to the MSIP (other than to the extent related to a completed period for which the determination of the number of earned stock incentive units had already been made; and not to exceed the number of stock incentive units comprising the target award under the applicable stock incentive award regardless of the potential to earn more than such target award) being deemed earned stock incentive units which are vested, and all such earned stock incentive units shall be payable.  Mr. Koziar’s agreement permitted Mr. Koziar to defer the payment described in clause (ii), in which event the amount would be credited to his deferred compensation plan account.  In addition, if Mr. Koziar’s agreement was terminated within twelve months of such change of control, his agreement stated that Mr. Koziar would receive the benefits described below unless such termination is for “cause” or due to Mr. Koziar’s death or disability.

Under the December 15, 2000 letter agreement, if a tender offer was commenced or the Company or DP&L entered into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets, then upon any subsequent termination of Mr. Koziar’s agreement within 36 months of the change of control and prior to the occurrence of another change of control or the consummation of such tender offer or agreement, Mr. Koziar’s agreement provided for (i) the payments described in the immediately preceding paragraph; (ii) in the event that the change of control preceded the completion of a period in which Mr. Koziar could have earned compensation pursuant to the MICP or any other incentive plan (other than the MSIP), a lump sum cash payment to Mr. Koziar equal to the average of the last three annual award payments to him under the MICP or other incentive plan (other than the MSIP), including any portion of such payments that he elected to have credited to his deferred compensation plan account (a second version of the letter agreement calculated this average based on the three calendar years out of the last ten consecutive years which yielded the highest average of incentive compensation); (iii) payment of any cash or shares of the Company’s stock awarded pursuant to the MICP or any action taken by the Board of Directors prior to the change of control which had been deferred; provided, however, that any deferral election that Mr. Koziar selected would remain in effect; and (iv) continuation of all life, health, accident and disability insurance until the third anniversary of the date of the change of control or until an essentially equivalent benefit was made available to Mr. Koziar by a subsequent employer at no cost to Mr. Koziar; provided, however, that such benefits and payments would not be made if the agreement was terminated by the Company or DP&L for cause, by Mr. Koziar, or on account of Mr. Koziar’s death or disability.  In the event of such a change of control, if the tender offer or agreement was abandoned or terminated, and a majority of the original directors and/or their successors determine that the tender offer or agreement would not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination would not entitle Mr. Koziar to the benefits described above.

Upon any change of control, Mr. Koziar’s letter agreement stated that the Company and DP&L would transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the master trust.  In addition, the letter agreement provided a gross-up payment if any excise tax was imposed upon a change of control such that Mr. Koziar was in the same after-tax position as if no excise tax was imposed.  Neither the Company nor DP&L experienced a change of control while Mr. Koziar was employed by the Company.

Robert D. Biggs

Mr. Biggs has served as the Chairman of the Board of Directors of DPL and DP&L since May 16, 2004, and he was appointed Executive Chairman of DPL and DP&L pursuant to an employment agreement, dated July 21, 2004 and effective as of May 16, 2004.  The term of Mr. Biggs’ employment agreement is through May 16, 2006 and automatically renews for one-year periods unless terminated, with or without cause, by the Company, DP&L or Mr. Biggs upon 90 days written notice; provided that the Company or DP&L may terminate Mr. Biggs for cause without prior notice.  The agreement also automatically terminates upon Mr. Biggs’ death or disability.  Mr. Biggs’ agreement includes non-compete and confidentiality provisions.

Compensation and Indemnification

Mr. Biggs’ agreement provides for (i) an annual base salary of $250,000; (ii) his eligibility to receive an annual bonus under the MICP; (iii) stock options to purchase 200,000 shares of Company common stock at an exercise price to be determined pursuant to the DPL Stock Option Plan and that will vest and become exercisable as to 50% of the shares on each of May 16, 2005 and May 16, 2006; (iv) a tax gross-up such that if any annuity taxes or other related taxes are imposed, Mr. Biggs is in the same after-tax position as if no taxes were imposed; (v) fringe benefits as are generally provided to non-employee directors; and (vi) term life insurance policy with a death benefit of $500,000.  In addition, the Company will provide Mr. Biggs with the use of corporate aircraft in connection with his travel between Dayton and his home in Florida and will pay a tax gross-up  in respect of such use.  On October 5, 2004, Mr. Biggs signed a Letter Agreement with the Company to clarify that the effective date for the grant of stock options entitling Mr. Biggs to purchase 200,000 common shares pursuant to his employment agreement was October 5, 2004 and not May 16, 2004.

Further, Mr. Biggs retired as a Managing Partner of PricewaterhouseCoopers LLP (PwC) in 1999 and received retirement benefits from PwC which, if continued, could have affected whether PwC qualifies as an independent auditing firm for the Company.   PwC was DP&L’s and the Company’s independent auditor until March 2003 and was required to give its consent to the filing of the Company’s 2003 Form 10-K.  In order for PwC to continue to qualify as an independent auditor, Mr. Biggs has agreed to accept his retirement benefit from PwC in the form of an annuity which provides an annual retirement benefit that is $71,000 less than the amount he previously received from PwC directly.  To compensate Mr. Biggs for the resulting reduction in his PwC retirement benefits, the Company and DP&L purchased an annuity that pays Mr. Biggs $71,000 per year for life in addition to the compensation described above.  The Company and DP&L will also provide Mr. Biggs with gross-up payments for any income taxes incurred by him in connection with the annuity such that Mr. Biggs is in the same after-tax position as if no income taxes had been imposed.   Upon Mr. Biggs’ death, Mr. Biggs’ spouse will receive an annual amount equal to 30% of the total annuity payable to Mr. Biggs for life.   This arrangement will continue to be binding even if Mr. Biggs no longer serves as Executive Chairman.

Mr. Biggs’ agreement states that the Company and DP&L will indemnify him against any and all losses, liabilities, damages, expenses (including attorney’s fees), judgments and amounts paid in settlement incurred by Mr. Biggs in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either the Company or DP&L, by reason of any act or omission to act in connection with the performance of his duties under the agreement to the full extent that the Company and DP&L are permitted to indemnify a director, officer, employee or agent against the foregoing under the respective Codes of Regulations of the Company and DP&L and Ohio law, including without limitation, Section 1701.13(E) of the Ohio Revised Code.

Termination

If Mr. Biggs’ employment is terminated for any reason, Mr. Biggs’ agreement provides for (i) his annual base salary through the date of his termination and (ii) any accrued benefits under the Company’s and DP&L’s compensation or benefit plans or arrangements in accordance with their terms, including any unpaid bonuses payable in respect of a completed fiscal year.

If Mr. Biggs’ employment is terminated without cause prior to a change of control, then in addition to the payments and benefits described above, Mr. Biggs’ agreement provides for (i) a lump sum cash payment equal to the aggregate amount of his annual base salary during the remainder of his term; (ii) continued benefits during the remainder of the term; and (iii) the vesting of all awarded stock options; provided that Mr. Biggs executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against the Company or DP&L.

Change of Control

If within one year of a change of control Mr. Biggs’ employment either is not extended by the Company or is terminated without cause, Mr. Biggs’ agreement provides for (i) a lump sum cash payment equal to the sum of (a) 200% of the annual base salary; (b) 200% of the annual bonus paid or payable to Mr. Biggs for the calendar year immediately preceding the year of his termination (if Mr. Biggs has not had the opportunity to earn an annual bonus prior to his termination, then the annual bonus shall be deemed to be $250,000); and (c) a gross-up payment if any excise tax is imposed upon a change of control such that Mr. Biggs is in the same after-tax position as if no excise tax was imposed; (ii) the continuation of his benefits for two years following his termination; and (iii) the vesting of all of his awarded stock options; provided that Mr. Biggs executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against the Company or DP&L.  If the change of control that occurred was only the commencement of a tender offer, the tender offer is abandoned or terminated and a majority of the original directors and/or their successors determine that the tender offer will not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination will not entitle Mr. Biggs to the benefits described above.

W. Steven Wolff

Mr. Wolff has served as an executive employee of the Company since September 17, 2003 pursuant to an employment agreement dated September 17, 2003 and a letter agreement dated November 1, 2002.  The term of Mr. Wolff’s employment agreement is indefinite until terminated by the Company, with or without cause, upon 30 days’ notice or by Mr. Wolff upon 180 days’ written notice; provided that the Company may terminate the agreement with cause without prior notice.  The agreement also terminates automatically upon Mr. Wolff’s death or disability.

Compensation

Mr. Wolff’s agreement provides for (i) an annual base salary of not less than $250,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as the Company or the Compensation Committee may determine; and (iii) such fringe benefits as are generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time.

Termination

If Mr. Wolff’s employment is terminated without “cause” and he is not entitled to receive the benefits described below, then the agreement provides for payment of his annual base salary in installments over the one-year period after the date of termination; provided that Mr. Wolff executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against the Company and its affiliates.

“Cause” for purposes of Mr. Wolff’s employment agreement is defined as (i) commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs, or (iv) the failure by Mr. Wolff to substantially perform his duties hereunder (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as reasonably determined by the Company.

If Mr. Wolff’ s employment is terminated for any reason at any time, his letter agreement provides for (i) a lump sum cash payment to Mr. Wolff equal to his full base salary through the date of termination; (ii) the amount of the awards, with respect to any completed period, which pursuant to the MICP or any other incentive plan (other than any deferred compensation plan in which he made a contrary installment election) have been earned but not paid; and (iii) payment of any other accrued benefits to which he is entitled through the date of termination.

For a period of one year after termination of Mr. Wolff’s employment, Mr. Wolff’s employment agreement states that Mr. Wolff is required to provide assistance as may be necessary to facilitate a smooth and orderly transition of duties.

Change of Control

If Mr. Wolff’s employment is terminated within 36 months of a change of control, Mr. Wolff’s letter agreement provides  for (i) a lump sum cash payment equal to the sum of (a) the average of the three highest of the last ten annual award payments made pursuant to the MICP or other incentive plan, including any portion deferred to his deferred compensation plan account, if the termination precedes the actual determination of such incentive compensation or the completion of a period in which he could have earned incentive compensation, (b) an amount equal to 200% of the sum of his annual base salary, before deduction of any deferred amounts, and the average of the three highest of the last ten annual award payments made under the MICP, including any portion deferred to his deferred compensation plan account, (c) one half of the amount payable in clause (b) in consideration of Mr. Wolff’s agreement to non-compete and confidentiality provisions, (d) any cash or shares of Company common stock previously earned under the MICP or pursuant to action by the Board of Directors but not yet paid, and (e) gross-up payments for excise taxes; and (ii) continuation of all life, medical, accident and disability insurance for Mr. Wolff and his eligible dependents until the third anniversary of the date of termination or the date an essentially equivalent benefit is made available to Mr. Wolff by a subsequent employer.

Mr. Wolff’s letter agreement states that the benefits described above would not be available if such termination is by (i) the Company or DP&L for cause or on account of Mr. Wolff’s disability; (ii) Mr. Wolff without “good reason” and the change of control does not result from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets; (iii) Mr. Wolff for any reason and the change of control results from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets; or (iv) Mr. Wolff’s death.  “Good Reason” for Mr. Wolff is defined as (i) assignment of duties inconsistent with the written objectives of his position, a change in his reporting responsibilities, his removal from or any failure to re-elect Mr. Wolff to his position or office; (ii) failure to have his annual base salary raised when salary adjustments are historically made; (iii) a reduction in his base salary; (iv) failure by the Company or DP&L to continue a benefit plan, including incentive plans; (v) the relocation of the Company’s principal executive offices outside of Montgomery County, Ohio, if at the time of a change of control, Mr. Wolff is based at the principal offices; (vi) being required to base more than fifty miles from the location he was based at the time of the change of control or the failure to reimburse for moving expenses if Mr. Wolff consents to moving his base and permanent residence; (vii) excessive travel that necessitates overnight absences; (viii) the failure by the Company or DP&L to obtain the assumption of his agreement by any successor; (ix) termination without cause or without being provided with a notice of termination; and (x) if, within 36 months of a change of control, Mr. Wolff determines that he cannot effectively discharge his duties.

Upon a change of control, Mr. Wolff’s letter agreement states that the Company and DP&L will transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the master trust.  In addition, the letter agreement provides a gross-up payment if any excise tax is imposed upon a change of control such that Mr. Wolff is in the same after-tax position as if no excise tax was imposed.

If Mr. Wolff’s employment is terminated within 36 months of a change in control due to his disability, his letter agreement provides for benefits under the Company’s and DP&L’s salary continuation plan or disability insurance.  If Mr. Wolff’s employment is terminated for cause subsequent to a change of control, his letter agreement provides for compensation for services previously rendered as if he were terminated without the occurrence of a change of control.

Further, if a tender offer or a potential agreement is abandoned or terminated and a majority of the original directors and/or their successors determine that the tender offer or agreement will not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination will not entitle Mr. Wolff to the benefits described above.

Patricia K. Swanke

Ms. Swanke has served as an executive employee since September 17, 2003, pursuant to an employment agreement dated September 17, 2003 and a letter agreement dated July 1, 2004.  The term of Ms. Swanke’s employment agreement is indefinite until terminated by the Company, with or without cause, upon 30 days’ notice or by Ms. Swanke upon 180 days written notice; provided that the Company may terminate the agreement with cause without prior notice.  The agreement also terminates automatically upon Ms. Swanke’s death or disability.  Ms. Swanke’s letter agreement includes non-compete and confidentiality provisions.

Compensation

Ms. Swanke’s employment agreement provides for (i) an annual base salary of not less than $230,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as the Company or the Compensation Committee may determine; and (iii) such fringe benefits as are generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time.

Termination

        If Ms. Swanke’s employment is terminated without cause and she is not entitled to receive the benefits described below, then the agreement provides for payment of her annual base salary in installments over the one-year period after the date of termination; provided that Ms. Swanke executes and delivers a release pursuant to which she fully and unconditionally releases any claims that she may have against the Company and its affiliates.  The definition of “cause” is identical to the definition provided in Mr. Wolff’s summary.

If Ms. Swanke’ s employment is terminated for any reason at any time, her letter agreement provides for (i) a lump sum cash payment equal to her full base salary through the date of termination; (ii) the amount of the awards, with respect to any completed period which, pursuant to the MICP or any other incentive plan (other than any deferred compensation plan in which she made a contrary installment election) that have been earned but not paid; and (iii) payment of any other accrued benefits to which she was entitled through the date of termination.

For a period of one year after termination of Ms. Swanke’s employment, Ms. Swanke’s employment agreements states that Ms. Swanke is required to provide assistance as may be necessary to facilitate a smooth and orderly transition of duties.

Change of Control

If Ms. Swanke’s employment is terminated in connection with a change of control, her agreement dated July 1, 2004 provides for payments and benefits similar to those described for Mr. Wolff, except that Ms. Swanke’s non-compete provisions are effective for three years after termination, whereas Mr. Wolff’s non-compete provisions are effective for two years after termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 13, 2000, Dayton Ventures, Inc. and Dayton Ventures LLC, affiliates of Kohlberg Kravis Roberts & Co. LLC (KKR), purchased a combination of trust preferred securities issued by a trust established by DPL, voting preferred shares of DPL and warrants to purchase common shares of DPL for an aggregate of $550 million. The trust preferred securities were redeemed at par in 2001 with proceeds of a new issuance of trust preferred securities and DPL Senior Notes. The 6.6 million Series B voting preferred shares had voting power not exceeding 4.9% of the total outstanding voting power of DPL’s voting securities and were purchased by Dayton Ventures LLC for an aggregate purchase price of $68 thousand. The warrants to purchase approximately 31.6 million common shares (representing approximately 19.9% of the common shares then outstanding) have a term of 12 years, an exercise price of $21 per share, and were purchased by Dayton Ventures LLC for an aggregate purchase price of $50 million. In connection with the March 13, 2000 transaction, the Company and KKR also entered into an agreement under which the company paid KKR an annual management, consulting and financial services fee of $1.0 million. The agreement also stated that the Company would provide KKR with an opportunity to provide investment banking services on such terms as the parties may agree and at such time as any such services may be required.  The Company also agreed to reimburse KKR and their affiliates for all reasonable expenses incurred in connection with the services provided under this agreement, including travel expenses and expenses of its counsel.  The Company and KKR terminated this agreement on January 12, 2005.  During December 2004 through January 2005, KKR initiated a series of agreements to transfer all of the warrants to an unaffiliated third party.  This transferee subsequently transferred approximately 25 million of the warrants to multiple unrelated third parties.  In conjunction with the transactions in 2005, the Company repurchased at par all of the outstanding 6.6 million Series B voting preferred shares.

Under the Securityholders and Registration Rights Agreement among DPL, DPL Capital Trust I, Dayton Ventures LLC and Dayton Ventures, Inc., KKR had the right to designate one person for election to, and one person to attend as a non-voting observer at all meetings of, the DPL and DP&L Boards of Directors for as long as Dayton Ventures LLC and its affiliates continue to beneficially own at least 12.64 million common shares of DPL, including shares issuable upon exercise of warrants.  Scott M. Stuart, a director during fiscal 2003, and George R. Roberts, a non-voting observer, were the KKR designees in 2003 pursuant to this agreement.  Mr. Stuart resigned from the Board and Mr. Roberts ceased to be a non-voting observer of the Board as of April 2004.  As a result of the transfer of warrants from KKR to an unaffiliated third party during December 2004 through January 2005, KKR no longer owns any warrants or common stock of the Company.  Accordingly, KKR no longer has the right to appoint one member and one observer to both the Company and DP&L Boards of Directors and the Securityholders and Registration Rights Agreement was amended to delete these, and other, rights.

In 1996, the Company entered into a consulting contract pursuant to which Peter H. Forster agreed to (i) serve, in a non-employee capacity, as Chairman of the Board of Directors of the Company, DP&L and MVE, and as Chairman of the Executive Committee of the Board of Directors of the Company and (ii) provide advisory and strategic planning consulting services.  The terms and conditions of such consulting contract are described in the section entitled “Consulting Contract and Employment Agreements.”

Mr. Forster resigned on May 16, 2004.  In connection with Mr. Forster’s resignation, the Company reserved all rights and defenses and Mr. Forster reserved all rights and entitlements under applicable law and under any existing agreement between Mr. Forster, the Company and all of its subsidiaries.  Mr. Forster filed a lawsuit against the Company, DP&L and MVE alleging claims against the Company, DP&L and MVE for breach of contract, conversion, promissory estoppel and declaratory judgment relating to his consulting agreement.  That lawsuit, filed in Florida, was dismissed in November 2004 for lack of jurisdiction.  The Company, DP&L and MVE have filed a lawsuit against Mr. Forster alleging that he breached his fiduciary duties and breached his consulting contract and claim that they no longer owe Mr. Forster any further benefits under his contract.  (See “Certain Legal Proceedings.”)

In June 2001, the Company’s subsidiaries, MVE, of which Mr. Forster was Chairman, Miami Valley Development Company (MVDC) and Miami Valley Insurance Company, Inc. (MVIC), each entered into a management services agreement (the MSAs) with Valley Partners, Inc. (Valley) for the provision of ongoing oversight and management of each subsidiary’s financial asset holdings following a change of control of DPL or sale of the financial assets portfolio to an unaffiliated third party.  Valley was a Florida corporation the sole stockholders, directors and officers of which were Mr. Forster and Ms. Muhlenkamp.

The MSAs provided for the buyer of DPL or the financial asset portfolio to pay an annual management fee to Valley calculated in the same manner as MVE Payments were calculated under the MVE Incentive Program, except based upon 5% of the net realized profit rather than the 2.75% or 2.25% percentages each for Mr. Forster and Ms. Muhlenkamp, respectively.  Subsequent to the entering of the MSAs, Mr. Forster and Ms. Muhlenkamp each signed letter agreements agreeing that their MVE Payments would be paid to Valley as the annual management fee.  The payments under the MSAs were to be payable irrespective of whether MVE, MVDC or MVIC or the transferee availed itself of the services, and regardless of whether Mr. Forster and Ms. Muhlenkamp personally performed the services or whether Valley engaged others to do so.  Pursuant to the MSAs, certain accounting and administrative software and related hardware used to monitor the financial asset portfolio were to be transferred to Valley without additional consideration on the effective date of the MSAs.  The MSAs were signed by Ms. Muhlenkamp on behalf of Valley and Mr. Koziar, MVE Secretary/Treasurer, on behalf of MVE, MVDC and MVIC.

In October 2001, the Company entered into an Administrative Services Agreement (the ASA) with Valley and the individual trustees of certain master trusts which hold the assets of various executive and director compensation plans.  The ASA engaged Valley to provide administrative and record keeping functions on behalf of the master trusts upon a change of control of the Company in exchange for a 1.25% administration fee based on the market value of all assets of the master trusts.  The ASA also called for Valley to provide investment advice as requested by the trustees.  The 1.25% fee payable to Valley under the ASA was in addition to the annual management fee payable to Valley.

In October 2001, the Company and DP&L also entered into a Trustee Fee Agreement (the TFA) with Richard Chernesky, Richard Broock and Frederick Caspar, attorneys at Chernesky, Heyman & Kress P.L.L., a law firm that represented the Company.  Upon a change of control of the Company or DP&L, Messrs. Chernesky, Broock and Caspar would become the sole trustees of the master trusts and would succeed to all of the duties of the Company’s Compensation Committee under the compensation plans funded through the master trusts in exchange for an annual fee of $500,000.  This fee would not be reduced by payments made to Valley under the ASA.

The MSAs, ASA and TFA (the “Valley Partners Agreements”) were terminated by an agreement executed in January 2004, but effective as of December 15, 2003.  The financial assets were not sold or transferred prior to such termination and therefore the agreements never became effective and no compensation was ever paid under them.  Mr. Forster’s and Ms. Muhlenkamp’s consulting and compensation arrangements were governed by the terms of the consulting contract between the Company, DP&L and Mr. Forster and the employment agreement between the Company, DP&L and Ms. Muhlenkamp, respectively.

On February 2 and 3, 2004, Mr. Koziar sent letters to Mr. Forster and Ms. Muhlenkamp purporting to amend their consulting and employment agreements to provide change of control protections regarding their MVE payments.  In addition, on February 2, 2004, Mr. Koziar sent Mr. Forster a letter purporting to amend his consulting agreement to provide additional terms and to increase his compensation.  However, none of those purported amendments had been approved by the Compensation Committee.  (See “Executive Compensation – Consulting Contract and Employment Agreements.”)

On April 26, 2004, the Company entered into a new Trustee Fee Agreement (New TFA) with Messrs. Chernesky, Broock and Caspar that would have become effective upon a change of control of the Company or DP&L.  If the New TFA became effective, it provided that Messrs. Chernesky, Broock and

Caspar would serve as the sole trustees of the master trusts in exchange for an annual fee of $250,000 during the New TFA’s term.  On October 14, 2004, at the request of the Company and DP&L, Messrs. Chernesky, Broock and Caspar submitted their resignations to the Company and DP&L.

The Company has reviewed the termination of the Valley Partners Agreements, and the purported amendments and agreements sent to Mr. Forster and Ms. Muhlenkamp on February 2, 2004, and has initiated legal proceedings asserting breach of fiduciary duty by Messrs. Forster and Koziar and Ms. Muhlenkamp, and challenging the propriety and/or validity of those terminations, purported amendments and agreements.  (See “Certain Legal Proceedings.”)

On February 13, 2005, MVE and MVIC entered into an agreement to dispose of the private equity fund interests in the financial asset portfolio to an unrelated third party.

CERTAIN LEGAL PROCEEDINGS

On July 9, 2004, Mr. Forster and Ms. Muhlenkamp filed a lawsuit against the Company, DP&L and MVE in the Circuit Court, Fourth Judicial Circuit, in and for Duval County, Florida.  The complaint asserts that the Company, DP&L and MVE (i) wrongfully terminated Mr. Forster and Ms. Muhlenkamp by undermining their authority and responsibility to manage the companies and excluding them from discussions on corporate financial issues and strategic planning in connection with the matters raised by a company employee and (ii) breached Mr. Forster’s consulting contract and Ms. Muhlenkamp’s employment agreement by denying them compensation and benefits allegedly provided by the terms of such contract and agreement upon their termination from the Company.  Mr. Forster and Ms. Muhlenkamp seek damages of an undetermined amount.  On August 9, 2004, the defendants removed the case to the U.S. District Court for the Middle District of Florida, Jacksonville Division.  On August 16, 2004, the defendants moved to dismiss the litigation based on the Florida federal court’s lack of jurisdiction over the Company, DP&L and MVE, all of whom are companies based in Dayton, Ohio.  In the alternative, the defendants requested that the court transfer the case to the U.S. District Court for the Southern District of Ohio, which has jurisdiction in Dayton, Ohio.  On September 17, 2004, Mr. Forster and Ms. Muhlenkamp opposed these motions.  On November 10, 2004 the U.S. District Court for the Middle District of Florida, Jacksonville Division, dismissed the case for lack of jurisdiction.

On August 24, 2004, the Company, DP&L and MVE filed a Complaint against Mr. Forster, Ms. Muhlenkamp and Mr. Koziar in the Court of Common Pleas of Montgomery County, Ohio asserting legal claims against them relating to the termination of the Valley Partners Agreements, challenging the validity of the purported amendments to the Company’s deferred compensation plans and to the employment and consulting agreements with Messrs. Forster and Koziar and Ms. Muhlenkamp, and the propriety of the distributions from the plans to Messrs. Forster and Koziar and Ms. Muhlenkamp, and alleging that Messrs. Forster and Koziar and Ms. Muhlenkamp breached their fiduciary duties and breached their consulting and employment contracts.  The Company, DP&L and MVE seek, among other things, damages in excess of $25 thousand, disgorgement of all amounts improperly withdrawn by Messrs. Forster and Koziar and Ms. Muhlenkamp from the deferred compensation plans and a court order declaring that the Company, DP&L and MVE have no further obligations under the consulting and employment contracts due to those breaches.

Defendants Forster, Koziar and Muhlenkamp filed motions to dismiss the Complaint and motions to stay discovery.  The Company has filed briefs opposing those motions.  In addition, pursuant to applicable statutes, regulations and agreements, the Company has been advancing certain of Defendants’ attorneys’ fees and expenses with respect to various matters other than the litigation between Defendants and the Company in Florida and Ohio, and believes that other requested advances are not required.  On February 7, 2005, Forster and Muhlenkamp filed a motion in the Company’s Ohio litigation seeking to compel the Company to pay all attorneys’ fees and expenses that it has not advanced to them. The Company has filed a brief opposing that motion.  All of the foregoing motions are pending.

The Company continues to evaluate all of these matters and is considering other claims against Defendants Forster, Koziar and/or Ms. Muhlenkamp that include, but are not limited to, breach of fiduciary duty or other claims relating to personal and Company investments, the calculation of benefits under the SERP and financial reporting with respect to such benefits, and, with respect to Mr. Koziar, the fulfillment of duties owed to the Company as its legal counsel.  Cumulatively through December 31, 2004 the Company has accrued for accounting purposes obligations of approximately $40 million to reflect claims regarding deferred compensation, estimated MVE incentives and/or legal fees that Defendants assert are payable per contracts.  The Company disputes Defendants’ entitlement to any of those sums and, as noted above, is pursuing litigation against them contesting all such claims.  The Company cannot currently predict the outcome of that litigation.

On or about June 24, 2004, the SEC commenced a formal investigation into the previously disclosed matters raised by a Company employee.  The Company is cooperating with the investigation.

On April 7, 2004, the Company received notice that the staff of the PUCO is conducting an investigation into the financial condition of DP&L as a result of the previously disclosed matters raised by a Company employee.  On May 27, 2004, the PUCO ordered DP&L to file a plan of utility financial integrity that outlines the actions the Company has taken or will take to insulate DP&L utility operations and customers from its unregulated activities.  DP&L timely filed its plan of utility financial integrity with the PUCO on February 4, 2005.

On May 20, 2004, the staff of the SEC notified the Company that it was conducting an inquiry covering the exempt status of the Company under the Public Utility Holding Company Act of 1935.  The staff of the SEC has requested the Company provide certain documents and information on a voluntary basis.  The Company is cooperating with the inquiry.  On October 8, 2004, DPL received a notice from the SEC that a question exists as to whether such exemption from the Public Utility Holding Company Act may be detrimental to the public interest or the interests of investors or consumers.  Under applicable rules, DPL would lose its exemption 30 days following this notice, be required to register as a holding company under the Public Utility Holding Company Act and become subject to additional regulation thereunder.  However, on November 5, 2004, DPL delayed the requirement to become registered by filing a good faith application seeking an order of exemption from the Securities and Exchange Commission.  DPL will remain exempt pending a decision from the SEC on that application.  DPL cannot predict what action the SEC may take in connection with its application or whether it will be able to remain an exempt holding company.

On May 28, 2004, the U.S. Attorney’s Office for the Southern District of Ohio, assisted by the Federal Bureau of Investigation, notified the Company that it has initiated an inquiry involving the subject matters covered by the Company’s internal investigation in connection with the previously disclosed issues raised by a Company employee.  The Company is cooperating with this investigation.

Commencing on or about June 24, 2004, the Internal Revenue Service (IRS) issued a series of data requests to the Company regarding the previously disclosed matters raised by a Company employee.  The staff of the IRS has requested that the Company provide certain documents including, but not limited to, matters concerning executive/director deferred compensation plans, management stock incentive plans and MVE financial statements.  The Company is cooperating with these requests.

On March 3, 2005, DP&L received a notice that the FERC had instituted an operational audit of DP&L regarding its compliance with its Code of Conduct within the transmission and generation areas.  The FERC has provided DP&L with a data request and DP&L is cooperating in the furnishing of requested information.  DP&L cannot predict the outcome of this operational audit.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as an independent and objective committee to provide oversight of the Company’s financial accounting and reporting processes, system of internal controls and compliance with laws and regulations.  The Audit Committee is governed by a written charter that has been approved and adopted by the Board of Directors.

The Audit Committee of the Board of Directors of DPL is currently comprised of four independent directors. The Board has determined that each member of the Audit Committee is an “independent director” as defined in Section 303A.02 of the NYSE listing standards and meets the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act.  In addition, the Board of Directors has determined that each member of the Audit Committee meets the NYSE standards of financial literacy.  Moreover, in accordance with the listing standards of the NYSE, the Board of Directors has determined that at least one member of the Audit Committee has accounting or related financial management experience, and that Mr. Harder meets the definition of an “audit committee financial expert” based on the criteria set forth by the SEC and is “independent” under applicable NYSE listing standards and SEC rules.

Pursuant to Section 303A.07 of the NYSE listing standards and the Charter of the Audit Committee, no director may serve as a member of the Audit Committee if he or she serves on the audit committees of more than three other public companies unless the Board of Directors determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit Committee.

The Company’s management has primary responsibility for the Company’s reporting process and for preparing the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee reviewed the audited financial statements and had discussions with management and KPMG LLP.  Additionally, the Audit Committee held discussions with KPMG LLP on matters required by Statement on Auditing Standards No. 61. The Audit Committee received from KPMG LLP written disclosure and a letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with KPMG LLP.

Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2004 be included in the DPL Inc. Annual Report on Form 10-K.

This Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

DPL Audit Committee

W August Hillenbrand, Chair
Ernie Green
Glenn E. Harder
Ned J. Sifferlen

II.            RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP, independent accountants, to be the Company’s independent auditors for the fiscal year ending December 31, 2005.  Although not required by law, the Board believes that it is appropriate to seek shareholder ratification of this appointment.  If ratification is not obtained, the Audit Committee intends to continue the employment of KPMG LLP at least through the end of the fiscal year ending December 31, 2005 but will seriously consider shareholder input for future appointments.

A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for the Company, which included a review of KPMG LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing.  The Audit Committee expressed satisfaction with KPMG LLP in these respects.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS THE COMPANY’S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

Change in Auditors

PricewaterhouseCoopers LLP served as independent public accountants of the Company for the year 2002. On March 7, 2003, PricewaterhouseCoopers LLP notified the Audit Committee that it was declining to stand for reelection as DPL’s independent accountant for fiscal year 2003.

The reports of PricewaterhouseCoopers LLP on the Company’s financial statements for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with the audits of the Company’s financial statements for the years ended December 31, 2002 and 2001, and through March 7, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the Company’s financial statements for such years.

No reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2002 and 2001 and through March 7, 2003.

On April 9, 2003, the Audit Committee engaged KPMG LLP as DPL’s independent accountants for the year 2003. The appointment of KPMG LLP concluded a competitive bidding process by DPL that began in late February 2003.  During the Company’s two fiscal years ended December 31, 2002 and 2001 and through April 9, 2003, the Company did not consult with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered to the Company by KPMG LLP and PricewaterhouseCoopers LLP for 2004 and 2003. Other than as set forth below, no professional services were rendered or fees billed by KPMG LLP or PricewaterhouseCoopers LLP during 2004 and 2003.

KPMG LLP	Fees Paid 2004	Fees Paid 2003
Audit Services(1)	$2,498,189	$343,333
Audit-Related Services(2)	147,136	94,000
Tax Services(3)	62,966	—
All Other Services(4)	—	—
Total	$2,708,291	$437,333

PricewaterhouseCoopers LLP	Fees Paid 2004	Fees Paid 2003
Audit Services(1)	$770,074	$303,900
Audit-Related Services(2)	—	140,000
Tax Services(3)	—	62,400
All Other Services(4)	—	—
Total	$770,074	$506,300

(1)          Audit services consist of professional services rendered for the audit of the Company’s annual financial statements and the reviews of the quarterly financial statements.

(2)          Audit-related services are those rendered to the Company for assurance and related services.

(3)          Tax services are those rendered to the Company for tax compliance, tax planning and advice.

(4)          Other services performed include certain advisory services in connection with accounting research and do not include any fees for financial information systems design and implementation.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for the Company by the independent auditors, subject to the exceptions for certain non-audit services that are approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.  The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors.  The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level.  Any material service that is not included in the approved list of services must be separately pre-approved by the Audit Committee.  In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Chairman of the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person (s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS

A proposal by a shareholder intended for inclusion in the proxy materials of DPL for the 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by DPL at 1065 Woodman Drive, Dayton, Ohio 45432, Attn: Corporate Secretary, on or before November 22, 2005, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2006 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by DPL at the above address on or before February 6, 2006.  If DPL does not receive notice of the matter by the applicable date, the Proxy Committee will vote on the matter, if presented at the meeting, in its discretion.  Shareholder nominations of persons for election as directors must be received by DPL at the above address not less than 50 days before the date of the 2006 Annual Meeting (or 10 days after notice of the Annual Meeting if less than 60 days notice is given) and comply with the information requirements in DPL’s Code of Regulations.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report, which incorporates its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including audited financial statements set forth therein, was sent to all shareholders of DPL with this Notice of Shareholder Meeting and Proxy Statement on or about March 24, 2005.

OTHER BUSINESS

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

By order of the Board of Directors,

ROBERT D. BIGGS
Executive Chairman

Dated: March 24, 2005

Exhibit A

CHARTER OF AUDIT COMMITTEE

(as adopted March 3, 2005)

STATUS

The Audit Committee (the “Committee”) is a committee of the Board of Directors of DPL Inc. (the “Company”).

Composition

The Committee shall consist of at least three members, all of whom, in the judgment of the Board of Directors, shall be independent in accordance with the requirements of the New York Stock Exchange (“NYSE”), any other exchange on which the Company’s securities are traded, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Each member of the Committee shall, in the judgment of the Board of Directors, have the ability to read and understand the Company’s financial statements, or acquire such ability within a reasonable period of time after appointment to the Committee.  At least one member of the Committee shall, in the judgment of the Board of Directors, be an “audit committee financial expert” in accordance with the rules and regulations of the SEC and at least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee.  Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal.  No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors (1) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (2) discloses such determination in the annual proxy statement.

Meetings

The Committee shall meet at least four times each year, or more frequently as the Committee determines is necessary.  As part of the responsibility to foster open communication, the Committee should meet at least twice per year with management, the internal audit staff and the independent auditors in separate executive sessions.  Meetings of the Committee may be held in person or by telephone.  The Committee shall keep a separate book of minutes of its proceedings and actions.  A representative from the Company shall give notice, personally or by mail, telephone, facsimile or electronically, to each member of the Committee of all regular meetings not later than 12 noon of the day before the meeting, unless all of the members of the Committee in office waive notice thereof in writing at or before the meeting, in which case the meeting may be held without the aforesaid advance notice.  A majority of the members of the Committee shall constitute a quorum for the transaction of business.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.  Upon the recommendation of the Committee, or if requested by the Board, the independent auditors shall be requested to attend any meeting of the full Board to assist in reporting the results of the annual audit or to answer directors’ questions.  The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate.  The Committee must perform an annual self-evaluation in accordance with NYSE listing standards.

Purpose

The purpose of the Committee is to provide oversight of the accounting functions and internal controls of the Company and to assist the Board in monitoring the independence of the independent auditors and the integrity of the Company’s financial statements and disclosures.  Specifically, the Committee’s primary duties and responsibilities shall be to:

•            assist the Board with its oversight of the integrity of the Company’s (i) financial reporting process; (ii) systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting; and (iii) legal and regulatory compliance;

•            monitor the independence, qualifications and performance of the Company’s independent auditors and monitor the performance of the Company’s internal audit function;

•            appoint or replace the Company’s independent auditors and approve any audit, permitted non-audit and internal control-related services performed for the Company by the independent auditors;

•            prepare the report that SEC rules require to be included in the Company’s annual proxy statement; and

•            perform such other similar duties and responsibilities which may be referred to the Committee from time to time by the full Board of Directors.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as any officer or employee of the Company.  The Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

In addition, the Audit Committee shall perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Board or the Committee deems appropriate or necessary.  While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (GAAP).  This is the responsibility of management and the independent auditors.  Nor is it the duty of the Committee to conduct general investigations or to assure compliance with laws and regulations and the Company’s compliance policies.

Responsibilities And Duties

To fulfill its responsibilities and duties, the Committee shall:

Review Procedures

1.                                       Review and reassess the adequacy of this Charter at least annually.  Submit this Charter to the Board for approval.  This Charter shall be made available on the Company’s website.

2.                                       Meet to review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the internal auditor, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.  Based on review and discussions, make recommendations to the Board whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.  Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards (SAS) 61.

3.                                       Review and discuss with management and independent auditors management’s annual report on internal controls over financial reporting and the independent auditors’ attestation of the report prior to the filing of the Company’s Form 10-K.

4.                                       Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.  These discussions may be done generally (i.e., discussion of the types of information to be included paying particular attention to any use of “proforma,” or “adjusted” non-GAAP, information and the type of presentation to be made) and these discussions need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

5.                                       In consultation with management, review and assess audits conducted by federal, state and other regulatory agencies (including FERC and PUCO) with respect to the Company’s electric operations.  Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

6.                                       Reviewing legal matters that may have a material impact on the financial statements, accounting policies, the Company’s compliance policies and internal controls, including any whistleblower complaints or published reports with the Company’s General Counsel.

Independent Auditors

1.                                       Be directly responsible for the appointment, retention and replacement of the independent auditors (subject, if applicable, to shareholder ratification) and the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.  The independent auditors shall report directly to the Committee.

2.                                       Pre-approve all audit, permitted non-audit and internal control-related services including engagement fees and terms thereof to be performed for the Company by the independent auditors, subject to the exceptions for certain non-audit services that are approved by the Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act.  The Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

3.                                       Ensure the rotation of the lead or coordinating audit partner, and the audit partner responsible for reviewing the audit, as required by law and consider whether to rotate the audit firm itself on a regular basis.  At least annually, review and evaluate the qualifications, performance and independence of the independent auditors, including the lead partner and other senior members of the audit team after gathering information from management and those responsible for performing the internal audit function and present the results of such evaluation to the Board.

4.                                       On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.  The Committee shall present its conclusions with respect to the independent auditors to the full Board.

5.                                       Review the independent auditors’ audit plan prior to commencement of the audit.  Discuss, among other things, scope, staffing, locations, reliance upon management and general audit approach.

6.                                       Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged in any capacity in the audit of the Company, which policies shall meet the requirements of applicable law and NYSE listing standards.

7.                                       At least annually, obtain and review a report by the independent auditors describing the auditors’ independence and internal quality-control procedures and any material issues raised by the most recent internal quality-control review or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

Financial Reporting Process

1.                                       Prior to releasing year-end earnings, discuss the results of the audit with the independent auditors, including (a) the scope and results of the audit, (b) any problems or difficulties that the independent auditors encountered in the course of the audit work and management’s response thereto, (c) any restrictions on the scope of activities or access to requested information, (d) any significant disagreements with management and management’s response thereto and (e) any questions, comments or suggestions the independent auditors may have relating to the internal controls and accounting practices and procedures of the Company.

2.                                       Consider the independent auditors’ judgments about the quality, not just the acceptability, and appropriateness of the Company’s accounting principles as applied in financial accounting.  Inquire as to the independent auditors’ views about whether management’s choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are common practices.

3.                                       In consultation with management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls, both external and internal.  Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures, including the Company’s risk assessment and risk management policies.

4.                                       Discuss with management and the independent auditors (a) significant issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and significant issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

Internal Controls and Legal Compliance

1.                                       Review and discuss with the independent auditors the responsibilities, budget, staffing, plan, changes in plan, activities, organizational structure and qualifications of the CFO and Controller’s office and internal audit group, as needed.  Review significant reports prepared by the CFO and Controller’s office and internal audit group, together with management’s response and follow-up to these reports.

2.                                       Review the appointment, performance and replacement of the Controller and any other senior personnel responsible for financial reporting.

3.                                       Consider and review with management, the internal audit group and the independent auditors the effectiveness or weakness of the Company’s internal controls.  Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.  Monitor significant changes in internal controls and the adequacy of disclosures about changes in internal control over financial reporting.

4.                                       Review the coordination between the independent public accountants and internal auditors and review the risk assessment processes, scopes and procedures of the Company’s internal audit work and whether such risk assessment processes, scopes and procedures are adequate to attain the internal audit objectives as determined by the Company’s management and approved by the Committee.  Review the quality and composition of the Company’s internal audit staff.

5.                                       Review the Company’s compliance with laws, regulations and the Company’s internal policies and procedures (including, but not limited to, the Company’s Code of Business Conduct and Ethics) and confirm that management has proper review systems in place to promote the Company’s compliance with laws, rules, regulations and internal policies and procedures, through the receipt of reports from management, legal counsel and third parties as determined by the Committee.

6.                                       Establish and maintain procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters; and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

7.                                       Obtain from the independent auditors assurance that Section 10A (audit requirements) of the Exchange Act has not been implicated.

8.                                       Request and receive reports on the design and implementation of internal controls.  Monitor significant changes in internal controls and address any significant deficiencies and material weaknesses.

9.                                       Discuss with the internal auditors the overall scope and plans for their audit, including the adequacy of staffing and any problems or difficulties the internal auditors may have encountered in connection with their audit.

10.                                 Review, at least annually, the scope and results of the internal audit program, procedures for implementing accepted recommendations made by the independent auditors and any significant matters contained in reports to management prepared by the internal auditing department and management’s responses thereto.